LNG SALES AND PURCHASE CONTRACT
                                 (KOREA II)


                                BETWEEN


            PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
                                (PERTAMINA)

                                 As Seller

                                  AND


                                KOREA GAS CORPORATION

                                 As Buyer

                                Effective from May 7, 1991

                                TABLE OF CONTENTS


                                                       PAGE

TABLE OF CONTENTS                                        i

PREAMBLE ...........................................      1
ARTICLE 1  -   DEFINITIONS .........................      2
               1.1  Actual Cubic Foot ..............      2
               1.2  Affiliate ......................      2
               1.3  Allowed Laytime ................      2
               1.4  Annual Program .................      2
               1.5  Applicable Production Facility..      3
               1.6  Arun Facility ..................      3
               1.7  Badak Facility .................      3
               1.8  British Thermal Unit (BTU)            3
               1.9  Business Day ....................     4
               1.10 Buyer ...........................     4
                    1.11  Buyer's Transporter  ......     4
                    1.12  Certificate ...............     4
               1.13 Conditions of Use ...............     4
               1.14 Contract ........................     4
               1.15 Contract Sales Price ............     5
               1.16 Coordinated Maintenance Schedule.     5
               1.17 Cubic Meter (CBM) ...............     5
               1.18 Demurrage .......................     5
               1.19 Delivery Point ..................     5
               1.20 Downward Adjustment (DA) ........     5
               1.21 DA Period .......................     6
               1.22 ETA .............................     6
               1.23 Fixed Quantity ..................     6
               1.24 Fixed Quantity Period ...........     6
               1.25 Force Majeure ...................     6
               1.26  Force Majeure Deficiency .......     6
               1.27 Gas Supply Area(s) ..............     7
               1.28 Gross Heating Value .............     7
               1.29 Liquefied Natural Gas (LNG) .....     7
               1.30 LNG Tanker ......................     8
               1.31 LNG Tanker Cargo Lot ............     8
               1.32 Loading Ports ...................     8
               1.33 Loading Port Facility(ies) ......     8
               1.34 Make-Up LNG .....................     9
               1.35  Natural Gas ....................     9
               1.36 Ninety-Day Schedule .............     9
               1.37 Notice of Readiness .............     9
               1.38 Omnibus Agreement ...............     9
               1.39 Proved Remaining Recoverable
                    Reserves ........................    10
               1.40 Quantity Deficiency .............    10
               1.41 Receiving Facility ..............    10
               1.42 Restoration Quantities ..........    10

                                                       PAGE

               1.43 Round-up Request ................    10
               1.44  Seller .........................    11
               1.45 Seller's Gas Supply Obligation ..    11
               1.46 Seller's Suppliers ..............    11
               1.47  Standard Cubic Foot (scf).......    13
               1.48 Statement of Cooling Time .......    13
               1.49 Supply Agreement ................    13
               1.50 Take-or-Pay Quantity ............    13
               1.51 Unloading Port ..................    13
               1.52 Used Laytime ....................    14
               1.53 Waiver Agreement ................    14
               1.54 Year 21 Quantity ................    14

ARTICLE 2  -   SALE AND PURCHASE ....................    15

ARTICLE 3  -   SOURCES OF SUPPLY .....................   16
               3.1  Sources of Supply ................   16
               3.2  Reserves of Natural Gas ..........   16

ARTICLE 4  -   TRANSPORTATION ........................   19
               4.1  Transportation by Buyer ..........   19
               4.2  LNG Tankers ......................   19
               4.3  Loading Port Facilities ..........   20
               4.4  Loading Port Obligations .........   22
               4.5  Cargo Loading ....................   23
               4.6  Notifications of Estimated Time
                    of Arrival at Loading Port;
                    Cooling Requirements .............   24
               4.7  Berthing Assignments .............   27
               4.8  Vessels Not Ready for Loading ....   27
               4.9  Notice of Readiness ..............   28
               4.10 Tank Temperature for Loading and
                    Statement of Cooling Time .......    29
               4.11 Quantities for Purging and
                    Cooling of Tanks ................    30
               4.12 Demurrage At Loading Port.........   31
               4.13 Effect of Loading Port Delays;
                    Transportation Costs..............   35

ARTICLE 5  -   ON-SHORE FACILITIES ...................   38
               5.1  Receiving Facilities .............   38
               5.2  Production Facilities ............   38

ARTICLE 6  -   DURATION OF CONTRACT ..................   40


ARTICLE 7  -   QUANTITIES ............................   41
               7.1  Fixed Quantity ...................   41
               7.2  Deliveries .......................   44
               7.3  Buyer's Obligation
                    to Take-or-Pay ...................   45

                                                       PAGE

               7.4  Allocation of Deliveries of
                    Fixed Quantities Between
                    Buyer and Other Purchasers .......   47
               7.5  Make-Up LNG ......................   49
               7.6  Force Majeure Deficiency .........   51
               7.7  Allocation for Make-Up LNG
                    and Restoration Quantities .......   54
               7.8  Priority Order ...................   54

 ARTICLE 8  -  CONTRACT SALES PRICE ..................   56
               8.1  Contract Sales Price .............   56
               8.2  Redetermination of Contract
                    Sales Price ......................   57

ARTICLE 9  -   TRANSFER OF TITLE .....................   59

ARTICLE 10 -   INVOICES AND PAYMENT ..................   60
               10.1 Invoices and Cargo Documents .....   60
               10.2 Other Invoices ...................   61
               10.3 Invoice Due Dates ................   61
               10.4 Payment ..........................   63
               10.5 Seller's Rights Upon Buyer's
                    Failure to Make Payment ..........   64
               10.6 Disputed Invoices ................   65

ARTICLE 11 -   QUALITY ...............................   67
               11.1 Gross Heating Value ..............   67
               11.2 Components .......................   67

ARTICLE 12 -   PROGRAMMING OF DELIVERIES .............   69
               12.1 Annual Programs ..................   69
               12.2 Ninety-Day Schedules .............   70
               12.3 Maintenance and Inspection
                    Coordination .....................   71

ARTICLE 13 -   MEASUREMENT AND TESTS .................   73
               13.1 Parties to Supply Devices ........   73
               13.2 Selection of Devices .............   73
               13.3 Units of Measurement and
                    Calibration ......................   74
               13.4 Tank Gauge Tables of LNG Tankers..   75
               13.5 Gauging and Measuring
                    LNG Volumes Unloaded .............   75
               13.6 Samples for Quality Analysis .....   76
               13.7 Quality Analysis .................   76
               13.8 Operating Procedures .............   77
               13.9 BTU Quantity Delivered ...........   78
               13.10 Verification of Accuracy
                    and Correction for Error .........   78

                                                       PAGE

               13.11 Costs and Expenses of Tests
                    and Verifications ................   79

ARTICLE 14 -   DUTIES, TAXES AND CHARGES .............   80
               14.1 Indonesian Taxes .................   80
               14.2 Port Charges .....................   80

ARTICLE 15 -   FORCE MAJEURE  ........................   81
               15.1 Events of Force Majeure ..........   81
               15.2 Notice, Resumption of
                    Normal Performance ...............   83
               15.3 Settlement of Industrial
                    Disturbances .....................   85

ARTICLE 16 -   ARBITRATION; REFERENCE TO EXPERT ......   86
               16.1 Arbitration ......................   86
               16.2 Disputes of Technical Nature .....   86

ARTICLE 17 -   APPLICABLE LAW ........................   88

ARTICLE 18 -   AUTHORIZATIONS AND APPROVALS ..........   89

ARTICLE 19 -   CONFIDENTIALITY .......................   90

ARTICLE 20 -   NOTICES ...............................   92

ARTICLE 21 -   ASSIGNMENT ............................   95

ARTICLE 22 -   AMENDMENT AND WAIVER ..................   96
               22.1 Amendment ........................   96
               22.2 Waiver ...........................   96

ARTICLE 23 -   DETAILS OF PERFORMANCE ................   97

ARTICLE 24 -   JOINT COORDINATING COMMITTEE ..........   98

ARTICLE 25 -   SCOPE .................................   99

ARTICLE 26 -   LANGUAGE OF THE CONTRACT ...............  100

ARTICLE 27 -   HEADINGS ...............................  101

ARTICLE 28 -   COUNTERPARTS ...........................  102

SIGNATURE PAGE ........................................  103

SCHEDULE A     ........................................  A-1

                                PREAMBLE


THIS CONTRACT, executed this 7th day of May, 1991 (the "Contract"), is made by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a State Enterprise of the Republic of Indonesia, ("Pertamina") and KOREA GAS CORPORATION, a corporation organized under the laws of the Republic of Korea, ("KGC"). (KGC and Pertamina are collectively referred to as the "Parties" and individually as a "Party".)

In consideration of the mutual agreements contained herein, KGC and Pertamina hereby agree as follows:

ARTICLE 1 - DEFINITIONS

The terms or expressions set forth below will have the following meanings when used in this Contract. Except as otherwise specifically provided, the singular shall include the plural or vise versa.

1.1  Actual Cubic Foot

     A volume equal to the volume of a cube whose edge is one foot.

1.2  Affiliate

     A company that controls, is controlled by, or that is controlled by a company that controls Buyer, Seller, or any of Seller's Suppliers.

1.3  Allowed Laytime

     As defined in Subarticle 4.12(a).

1.4  Annual Program

     As defined in Subarticle 12.1.

1.5  Applicable Production Facility

     As defined in Subarticle 5.2.

1.6  Arun Facility

     As defined in Subarticle 5.2.

1.7  Badak Facility

     As defined in Subarticle 5.2.

1.8  British Thermal Unit (BTU); (MMBTU)

     The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch. MMBTU means one million (1,000,000) BTU's.

1.9  Business Day

     Every day other than Saturdays, Sundays and national holidays of the country concerned.

1.10 Buyer

     Korea Gas Corporation, a corporation organized under the laws of the Republic of Korea, or the successor-in-interest to such corporation, or the permitted assignee of such corporation or such successor-in-interest.

1.11 Buyer's Transporter

          The owner(s) and the operator of an LNG Tanker.

1.12 Certificate

          As defined in Subarticle 3.2(a).

1.13 Conditions of Use

          As defined in Subarticle 4.4(c).

1.14 Contract

     This Sales and Purchase Contract including Schedule A otherwise known as "Korea II", as it may from time to time be amended, modified, varied or supplemented in accordance with Article 22 hereof.

1.15 Contract Sales Price

     As defined in Subarticle 8.1.

1.16 Coordinated Maintenance Schedule

     As defined in Subarticle 12.3.

1.17 Cubic Meter (CBM)

     A volume equal to the volume of a cube whose edge is one meter.

1.18 Demurrage

     As defined in Subarticle 4.12(a).

1.19 Delivery Point

     The point at the applicable Loading Port at which the flange coupling of Seller's loading line joins the flange coupling of the LNG loading manifold onboard any LNG Tanker.

1.20 Downward Adjustment (DA)

     As defined in Subarticle 7.1(b)(1).

1.21 DA Period

     The Fixed Quantity Period in relation to which a Downward
     Adjustment is exercised pursuant to Subarticle 7.1(b).

1.22 ETA

     Estimated time of arrival, as defined in Subarticle 4.6(a).

1.23 Fixed Quantity

     As defined in Subarticle 7.1(a).

1.24 Fixed Quantity Period

     As defined in Subarticle 7.1(a).

1.25      Force Majeure

     As defined in Subarticle 15.1.

1.26      Force Majeure Deficiency

     As defined in Subarticle 7.6(a)(1).

1.27      Gas Supply Area(s)

     The areas in North Sumatra, Indonesia and in East
     Kalimantan, Indonesia, respectively, covered by production sharing contracts between Seller and Seller's Suppliers and such other nearby contract areas to each of the foregoing as Seller may designate from time to time.

1.28 Gross Heating Value

     The quantity of heat, expressed in British Thermal Units, produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.29 Liquefied Natural Gas (LNG)

     Natural Gas in a liquid state, at or below its boiling point and at a pressure of approximately one atmosphere.

1.30 LNG Tanker

     An ocean-going vessel, meeting the requirements of Subarticle 4.2, suitable for transporting LNG, which is used by Buyer for transportation of LNG delivered under this Contract.

1.31 LNG Tanker Cargo Lot

     That quantity of LNG (stated in billions of BTU's) which represents, for purposes of calculations hereunder, the maximum amount of LNG that can practicably be loaded onto an LNG Tanker at a Loading Port, taking into account vessel capacity, port restrictions, heel requirements, actual deliveries of full LNG cargoes under this Contract and other relevant considerations.

1.32 Loading Ports

     The ports respectively located at the Badak Facility and the Arun Facility.

1.33 Loading Port Facility(ies)

     As defined in Subarticle 4.3(a).

1.34 Make-Up LNG

     As defined in Subarticle 7.5(a)(1).

1.35 Natural Gas

     Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons and non-combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

1.36 Ninety-Day Schedule

     As defined in Subarticle 12.2.

1.37 Notice of Readiness

     As defined in Subarticle 4.9.

1.38 Omnibus Agreement

     As defined in Subarticle 4.4(c).

1.39 Proved Remaining Recoverable Reserves

     Reserves which have been proved to a high degree of certainty by reason of actual completion and/or successful testing of well(s), or in certain cases by adequate core analyses, and which are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material.

1.40 Quantity Deficiency

     As defined in Subarticle 7.3(a).

1.41 Receiving Facility

     As defined in Subarticle 5.1.

1.42 Restoration Quantities

     As defined in Subarticle 7.6(a)(1).

1.43 Round-Up Request

     As defined in Subarticle 7.3(a)(2).

1.44 Seller

     Perusahaan Pertambangan Minyak dan Gas Bumi Negara
     ("Pertamina"), a State Enterprise of the Republic of Indonesia, or the successor-in-interest of such enterprise, or the permitted assignee of such enterprise or such successor-in-interest.

1.45 Seller's Gas Supply Obligation

     From time to time on any given date the amount of Natural Gas required to satisfy the remaining obligations of Seller on such date to supply LNG or Natural Gas from the Gas Supply Area(s) plus the amount of Natural Gas from the Gas Supply Area(s) required to supply any additional commitment or commitments which Seller anticipates making.

1.46 Seller's Suppliers

     In respect of portions of the LNG to be sold hereunder:

          (a)   From the Badak Facility:

               (1)  Virginia Indonesia Company, OPICOIL
                    Houston,Inc., OPICOIL IJV, Inc., Ultramar
                    Indonesia Limited, Union Texas East
                    Kalimantan Limited, Universe Gas & Oil
                    Company,Inc. and Virginia International
                    Company;

               (2)  Total Indonesie and Indonesia Petroleum Ltd.;

               (3)  Unocal Indonesia, Ltd. and Indonesia
                    Petroleum Ltd.;

          (b)  From the Arun Facility:

               (1)   Mobil Oil Indonesia Inc.

     and such other entities that may, from time to time, execute a Supply Agreement with Seller as well as any successors and assignees of any of the aforesaid suppliers who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable agreement with Seller under which such suppliers make available for sale hereunder their respective interests in the quantities of LNG to be sold hereunder.

1.47 Standard Cubic Foot (scf)

     The quantity of Natural Gas, free of water vapor occupying a volume of one Actual Cubic Foot at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch.

1.48 Statement of Cooling Time

     As defined in Subarticle 4.10.

1.49 Supply Agreement

     As defined in Subarticle 3.1.

1.50 Take-or-Pay Quantity

     As defined in Subarticle 7.5(a)(1).

1.51 Unloading Port

     The port in Pyeong Taek near Asan Bay, Korea where the
     Receiving Facility is located and such other port in Korea as agreed to between Buyer and Seller.

1.52 Used Laytime

     As defined in Subarticle 4.12(a).

1.53 Waiver Agreement

     As defined in Subarticle 4.4(c).

1.54 Year 21 Quantity

     As defined in Subarticle 7.1(b)(4).

ARTICLE 2 - SALE AND PURCHASE

Seller agrees to sell and deliver at the applicable Delivery Point and Buyer agrees to purchase, receive and pay for, or to pay for if not taken, LNG in the quantities and prices in accordance with the terms and conditions of this Contract.


ARTICLE 3 - SOURCES OF SUPPLY

3.1  Sources of Supply

     The Natural Gas to be processed into LNG and sold and delivered hereunder is to be produced from the Gas Supply Areas. Seller represents that it will maintain throughout the term of the Contract the right to sell all quantities of LNG required to be sold and delivered hereunder. In this connection, Seller represents that it has executed or will execute from time to time, as required in order to maintain the right to sell quantities of LNG to be sold and delivered hereunder, agreements (individually a "Supply Agreement") with Seller's Suppliers under which Supply Agreements the respective Suppliers shall make available for sale and delivery hereunder their respective interests in the quantities of LNG to be sold and delivered hereunder.

3.2  Reserves of Natural Gas

     (a) Seller has furnished Buyer with a statement or statements, each entitled a "Certificate" and each dated on or prior to May 1, 1989, of DeGolyer and MacNaughton expressing that firm's estimate of Proved Remaining Recoverable Reserves (as defined in the Certificate) of Natural Gas in the applicable Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's Gas Supply Obligation as of the effective date of this Contract. Hereafter, and throughout the term of this Contract, before committing additional Natural Gas from the Gas Supply Area(s) to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry, qualified by reputation and experience in estimating reserves of oil and natural gas in subsurface reservoirs the written statement (a "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area(s) in an amount at least equal to Seller's Gas Supply Obligation. Seller shall furnish to Buyer a copy of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area(s). Seller shall also furnish all supporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.

     (b) If, during the term of this Contract, Seller obtains information from its activities (including the activities of Seller's Supplier(s)) in the operating fields in the Gas Supply Area(s) which indicates unforeseen adverse changes in the Proved RemainingRecoverable Reserves of Natural Gas in such Gas Supply Area(s), Seller shall promptly inform Buyer of such situation and inform Buyer of any measures which Seller may elect to take in order to increase the amount of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area(s).

ARTICLE 4 - TRANSPORTATION

4.1  Transportation by Buyer

     Buyer shall provide, or cause to be provided, transportation from the Loading Ports for quantities of LNG sold and delivered under this Contract. The LNG shall be transported to and unloaded at the Unloading Port.

4.2. LNG Tankers

     (a) Buyer, at no expense to Seller, shall at all times provide, maintain and operate, or cause to be provided, maintained and operated for its performance under this Contract, LNG Tankers compatible in all respects with the Loading Port Facilities at the Arun and Badak Facilities. Should any vessel proposed to be used by Buyer as an LNG Tanker fail to be compatible with each of Seller's Loading Port Facilities and if Seller agrees to make necessary modifications to any Loading Port Facility, Buyer shall reimburse Seller for all costs relating to such modifications incurred by Seller. However, Seller shall not be obliged to make any modifications to its Loading Port Facilities which would adversely affect its obligations or rights under its other LNG sales contracts or adversely affect the operation of its facilities. Nothing herein shall excuse or suspend Buyer's purchase, transportation, or other obligations under this Contract.

     (b) The LNG Tanker shall be designed, equipped and manned so as safely to permit the loading of a full cargo in approximately twelve (12) hours of pumping time and to accept cargo at a rate up to approximately eleven thousand (11,000) CBM per hour (being the full design pumping rate of Seller's loading pumps, which rate shall be subject to revision after mutual agreement). Buyer shall cause Buyer's Transporter to obtain, at no cost to Seller, all port approvals, marine permits and other authorizations necessary for the use of any LNG Tanker in Indonesia and Korea. The provisions of this Contract applicable to LNG Tanker shall apply whether any LNG Tanker is owned and operated by the Buyer, or otherwise.

4.3  Loading Port Facilities

     (a) Seller shall at all times provide, maintain and operate, or cause to be provided, maintained and operated, facilities at each Loading Port ("Loading
          Port Facilities") as follows:

          (1) A berth and port facilities, including a channel and turning basin, all (together with a holding anchorage which Seller shall cause to be designated) capable of receiving an LNG Tanker, where such LNG Tanker may safely proceed to, lie at and depart from, always afloat at all times of the tide.

          (2) Loading facilities capable of loading LNG at an approximate rate of ten thousand (10,000) CBM per hour at a normal operating pressure of about forty-two and one-half pounds per square inch gauge (42.5 psig) (3kg/CM2) at the Delivery Point. Pressure at the Delivery Point shall never exceed one hundred twenty pounds per square inch gauge (120 psig) (8.5kg/CM2).

          (3) A boil-off gas return system capable of receiving boil-off gas from an LNG Tanker at the rate required for the loading of LNG at the rate specified in Subarticle 4.3(a)(2) above.

          (4) Appropriate systems for telex, facsimile and radio communication with the LNG Tanker.

     (b) Seller shall not be obligated to provide facilities for repair of LNG Tankers.

4.4  Loading Port Obligations

     (a) The LNG Tanker shall utilize the applicable Loading Port Facilities, subject to observance of all relevant port regulations. Any tugs, pilots, escort or other support vessels required for the safe berthing of an LNG Tanker shall be employed at the sole risk and expense of the LNG Tanker. Prior to each loading, Buyer shall be responsible for determining the availability of utilities required by the LNG Tanker at the applicable Loading Port, which will be provided by Seller, if available, and be for Buyer's account.

     (b) Buyer shall be responsible for payment of amounts due for supplies and services requested by the master of the LNG Tanker.

     (c) Conditions of Use for Blang Lancang and Bontang Selatan LNG Marine Terminals, respectively ("Conditions of Use") will be signed by the master of each LNG Tanker before using the applicable Loading Port Facilities. The Conditions of Use for each Loading Port shall be modified by an omnibus agreement ("Omnibus Agreement") between Seller, Seller's Suppliers and Buyer's Transporter and a waiver agreement ("Waiver Agreement") between Seller, Seller's Suppliers, Buyer's Transporter and Buyer in the same form and substance as hitherto executed in connection with the use of such Loading Port by other LNG tankers. Prior to the first sale and delivery of LNG from each Loading Port under this Contract, Seller shall sign, and cause Seller's Suppliers to sign, the Omnibus Agreement and Waiver Agreement; Buyer shall sign, and cause Buyer's Transporters to sign, the Waiver Agreement; and Buyer shall cause Buyer's Transporter to sign the Omnibus Agreement.

     (d) In the interests of the smooth and timely performance of Buyer's obligation to provide transportation of LNG purchased under this Contract, Seller shall provide assistance to Buyer and Buyer's Transporter in obtaining equipment, supplies, services upon the same terms as the assistance provided by Seller to the other LNG tankers using the applicable Loading Port.

4.5  Cargo Loading

     (a) The LNG to be sold and purchased hereunder shall be pumped into an LNG Tanker at Seller's expense through manifold strainers of sixty (60) mesh (or such other mesh as shall be agreed from time to time by the Parties) provided by the LNG Tanker. Unless otherwise provided in this Contract or absent agreement of the Parties or an unavoidable circumstance, the LNG shall be delivered and received in full LNG Tanker Cargo Lots.

     (b) There shall be no charge for any Natural Gas boiled-off from the LNG Tanker while berthed at a Loading Port that is returned to Seller's Loading Port Facilities. The LNG Tanker shall compress such boil-off gas to the extent required to maintain the gas pressure in the LNG Tanker's cargo tanks as well as in the boil-off gas return line within allowable operating limits during loading. Seller shall operate the boil-off gas return system in a manner that will permit the gas pressure in the LNG Tanker's cargo tanks to be maintained within the allowable operating limits of such tanks.

4.6. Notifications of Estimated Time of Arrival at Loading Port; Cooling Requirements

     (a) Buyer shall give prompt notice to Seller by telex or facsimile of the date and hour on which each LNG Tanker departs from the Unloading Port or drydock/repair port and the estimated time of arrival ("ETA") at the applicable Loading Port. Buyer shall include in such notice to Seller a statement of:

          (1) The estimated quantity of LNG that will be required to cool the LNG Tanker's cargo tanks to permit continuous loading of LNG and the estimated time that will be required for such cooling, both of which will be based upon the date the LNG Tanker is expected to commence loading.

          (2) Any operational deficiencies in the LNG Tanker that may affect its port performance.

          (3)  Requirements for available utilities.

          Buyer shall arrange for the LNG Tanker's master to notify Seller regarding any change in the ETA equal to or greater than twelve (12) hours. If the LNG Tanker's cargo tanks require cooling or if the cooling or utilities requirements or the condition of the LNG Tanker should change due to circumstances discovered after transmittal of the notice required by this Subarticle 4.6(a), the master of the LNG Tanker shall give prompt notice thereof to Seller, setting forth the information required by this Subarticle 4.6(a) and amending the information previously given to Seller.

     (b) Ninety-six (96) hours prior to the LNG Tanker's arrival at the Loading Port, the LNG Tanker's master shall give notice by telex or facsimile to Seller, stating its ETA. If this ETA changes by more than six (6) hours, the LNG Tanker's master shall promptly give notice of the corrected ETA to Seller.

     (c) Forty-eight (48) hours prior to the LNG Tanker's arrival at the Loading Port, its master shall give notice by telex or facsimile to Seller confirming or amending its latest ETA notice. If this ETA changes by more than six (6) hours the master shall promptly give notice of the corrected ETA to Seller.

     (d) Twenty-four (24) hours prior to the LNG Tanker's arrival at the Loading Port, an ETA notice shall be sent by telex or facsimile and by radio to Seller confirming or amending the latest ETA notice. If this ETA changes by more than two (2) hours the master shall give prompt notice of the corrected ETA to Seller.

     (e) The master shall send a final ETA notice by telex or facsimile and radio five (5) hours prior to the LNG
          Tanker's arrival at the Loading Port.

4.7  Berthing Assignments

     Seller shall determine the berthing sequence of LNG tankers at each Loading Port in order to best ensure compliance with the overall loading schedule of the Arun and Badak Facilities, as applicable (including the Annual Program and Ninety-Day Schedule hereunder) and shall notify the masters of the LNG Tankers of their berthing priority, upon receipt of the Notice of Readiness.

4.8  Vessels Not Ready for Loading

     (a) If an LNG Tanker arrives not ready to load for any reason, Seller may or may not allow it to berth. In the case of an LNG Tanker only requiring cooldown to be ready to load Seller shall not defer berthing if such cooldown was provided for in the most recent Ninety-Day Schedule, or if the cooldown time is not expected to exceed six (6) hours. Whenever Buyer notifies Seller that an LNG Tanker will require cooldown, Seller shall make provision therefor in the Ninety-Day Schedule as soon as Seller can do so without disrupting the overall loading schedule or operations of the applicable Loading Port Facility.

     (b) If any LNG Tanker, previously believed to be ready for loading or cooling, is determined to be not ready after being berthed, Seller may direct the master to vacate the berth and proceed to anchorage, whether or not other LNG tankers are awaiting a berth, unless it appears reasonably certain that such LNG Tanker can be readied within four (4) hours and Seller has not concluded that such LNG Tanker is unsafe.

     (c) When an LNG Tanker at anchorage is ready for loading or cooling its master will notify Seller. Seller shall assign a berth to such LNG Tanker as soon as Seller is able to do so without disrupting Seller's loading requirements or operations.

4.9  Notice of Readiness

     As soon as an LNG Tanker is securely moored at the berth or securely anchored awaiting a berth, has received all necessary port clearances and is able to receive LNG for loading or cooling, its master shall give notice of readiness to Seller ("Notice of Readiness"); provided, however, that in the event an LNG Tanker arrives at the applicable Loading Port prior to the date established in the Ninety-Day Schedule (and any revisions thereof except those made after the LNG Tanker has commenced its voyage to the Loading Port unless made as a result of delays caused by the operations of the LNG Tankers) the Notice of Readiness shall be deemed effective at the earlier of: (A) 0:00 a.m. local time on the scheduled loading date; or (B) the time loading commences.

4.10 Tank Temperature for Loading and Statement of Cooling Time

     Buyer shall cause Buyer's Transporter after each discharge of a cargo at the Unloading Port to retain on board each LNG Tanker sufficient LNG, based on normal operations of the vessel (subject to making adequate provision for any mechanical problems of which Buyer's Transporter is aware), to maintain, for a period of not less than twenty-four (24) hours after the later of: (A) the actual arrival; or (B) 0:00 a.m. local time on the scheduled loading date of such vessel at the applicable Loading Port, a temperature in its cargo tanks sufficiently cold to permit continuous loading of LNG ("Arrival Temperature Requirement"); provided, however, that the Arrival Temperature Requirement shall not apply upon the vessel's initial entry into service, or in cases where the LNG Tanker proceeds directly from a drydock/repair port to a Loading Port. When an LNG Tanker requires cooling, the master or Buyer shall inform Seller at the time of the first notice under Subarticle 4.6(a) and also at the time of the Notice of Readiness pursuant to Subarticle 4.9, hereof. After the vessel has been cooled to a temperature required to enable continuous loading to take place, Buyer and Seller shall sign a statement of cooling time ("Statement of Cooling Time").

4.11 Quantities for Purging and Cooling of Tanks

     Quantities of LNG required to purge and cool each LNG Tanker to the temperature that will permit continuous loading of LNG shall be delivered by Seller without charge to Buyer upon the initial entry of such vessel into service as an LNG Tanker subsequent to gas trials and upon its return to service after each scheduled maintenance period. For a vessel temporarily in service as an LNG Tanker to receive such quantities of LNG without charge to Buyer, such vessel must remain in service for a period of not less than four
     (4) continuous months. All other LNG required by the vessel for purging and cooling shall be sold, delivered and invoiced by Seller and paid for by Buyer at the Contract Sales Price applicable to such cargo; provided that where any LNG Tanker, having met the Arrival Temperature Requirement, needs purging or cooldown due to an event which does not extend the Allowed Laytime under Subarticle 4.12 below, then such LNG shall be provided by Seller without charge. The Contract Sales Price shall be applied to the total liquid quantities delivered for purging and cooling, measured before evaporation. The Parties will determine by mutual agreement the rates and pressures for delivery of LNG for purging and cooling and the method for determining quantities used for such operations. Quantities of LNG used to bring the LNG Tanker to a temperature permitting continuous loading of LNG shall not be applied against the quantities required to be sold by Seller and taken, or paid for if not taken, by Buyer under Subarticle 7.3 of this Contract.

4.12 Demurrage at Loading Port

     (a) In the event used laytime in loading an LNG Tanker, as calculated under Subarticle 4.12(c) below ("Used Laytime"), exceeds allowed laytime, as set forth in Subarticle 4.12(b) below ("Allowed Laytime"), Seller shall pay to Buyer, or for Buyer's account if so directed by Buyer, demurrage ("Demurrage") at a rate per day (reduced pro-rata for each partial day) determined in accordance with the following:

                               (102,940,000 Million BTUs) x PB
            Demurrage = 0.45 X _________________________________
            Rate                           365

               Where:

               PB   =  PT(1+i)n - RT

               in which

               PT   =  $0.599/MMBTU;

               i    =  a fixed escalation rate of 0.025

               n    =  1 on January 1, 1984 and one higher whole
                       number on each subsequent January 1.

               RT   =  $0.029/MMBTU.

          Provided, however, that no Demurrage shall be payable under this Subarticle 4.12(a) for any calendar quarter in which the aggregate number of hours by which Used Laytime exceeds Allowed Laytime for all voyages during such quarter is less than 24 hours. Buyer shall invoice Seller for Demurrage amounts due under this Subarticle 4.12(a) at the end of each calendar quarter and Seller shall pay such amounts in accordance with terms of Subarticle 10.3(b) hereof.

     (b)  Allowed Laytime at the Loading Port shall be twenty-
          four (24) consecutive hours extended by any period of
          delay which is caused by:

          (1) Reasons attributable to the LNG Tanker, or its master, crew, owner or operator, including the period of time when the LNG Tanker:

               (A) Awaits berth by reason of the exercise by
                   Seller of its rights under Subarticle 4.8;  or

               (B) Receives LNG for purging and cooldown.

          (2)  Force Majeure, as defined in Article 15 hereof.

          (3) "Adverse weather conditions", which for purposes hereof means weather and/or sea conditions actually experienced at the Loading Port that are sufficiently severe either: (A) to prevent all LNG Tankers from proceeding to berth, loading, or departing from berth in accordance with the weather standards prescribed in published regulations in effect at the Loading Port; or (B) to cause an actual determination by the master that it is unsafe for the LNG Tanker to berth, load or depart from berth. The period of delay to an LNG Tanker caused by adverse weather conditions shall not be considered to extend past the time during which such adverse weather conditions actually prevailed, except where additional delay is caused by the intervening occupation of the berth by another LNG Tanker at the Loading Port.

          (4) Any period of delay caused by occupancy of the berth:

               (A)  By a previous LNG Tanker, provided such
                    occupancy is for reasons attributable to such LNG Tanker;

               (B) By either a previous LNG Tanker or another vessel on its scheduled loading date; or

               (C)  By either a previous LNG Tanker, or another
                    vessel   that arrived prior to the LNG
                    Tanker, when the LNG Tanker arrived after its scheduled loading date.

     (c) Used Laytime shall begin to count upon the LNG Tanker being "all fast" in berth and shall continue to run until stand-by engine prior to departure. To Used
          Laytime calculated as above shall be added:

          (1) The number of hours by which the total of periods of delay, as defined below, occurring between Notice of Readiness and "all fast" in berth exceeds six (6); and

          2) The total of periods of delay occurring between stand-by engine and the LNG Tanker clearing the Loading Port (i.e., passing the agreed position for tendering Notice of Readiness).

     For the purposes of this Subarticle 4.12(c), "delay" means all berth delays and stoppages that prevent the forward or outward movement of the LNG Tanker to or from the berth, the port and the approaches thereto, including any delay caused to an LNG Tanker by quarantine at the Loading Port.

4.13      Effect of Loading Port Delays; Transportation Costs

     (a) If an LNG Tanker is delayed in berthing and/or commencement of loading for reasons other than Force Majeure affecting Seller's Loading Port Facility or such LNG Tanker and other than the fault of the LNG Tanker, or its master, crew, owner or operator and if as a result thereof the commencement of loading is delayed beyond 30 hours after Notice of Readiness has been given, then Seller shall pay Buyer an amount, on account of excess boil-off, equal to the Contract Sales Price multiplied by the BTU equivalent of the quantity of LNG which is the difference between the actual quantity on board the LNG Tanker 30 hours after the giving of the Notice of Readiness and theactual quantity on board immediately prior to commencement of loading. If it should appear that the commencement of loading will be delayed beyond 30 hours after Notice of Readiness has been given, Buyer's Transporter shall notify Seller at least three (3) hours prior to the time that it intends to measure the volume of LNG in the LNG Tanker's tanks and Seller shall have the right to have its representative present to witness the measurement. Provided, however, that if Seller should not elect to send a representative on a timely basis, Buyer's Transporter shall proceed to make the measurement and shall notify Buyer and Seller of the results of the measurement promptly upon completion of measuring.

     (b) If there should become due from Buyer to Buyer's Transporter at any time any payment or payments on account of Buyer's failure to furnish for carriage by Buyer's Transporter sufficient quantities of LNG to fulfill Buyer's obligations under the terms of Buyer's transportation arrangement and if the deficiency is caused by the failure of Seller to fulfill its obligations under this Contract, then such amount shall be paid by Seller to Buyer; provided, however, that Seller's payment obligations under this Subarticle 4.13(b) shall be subject to the following conditions and/or limitations:

          (1) Seller's compensation obligations under this Subarticle 4.13(b) shall be reduced by such amounts as reflect a credit for all revenues earned by the LNG Tanker during the period of its non-utilization under this Contract; and

          (2) The basis for calculating all such payments by Buyer to Buyer's Transporter shall be reasonable when compared with the obligations of Seller under Seller's transportation arrangements in similar circumstances.

     (c) Buyer shall invoice Seller for amounts due under this Subarticle 4.13 and Seller shall pay the invoice in accordance with the terms of Subarticle 10.3(b) hereof.

             ARTICLE 5 - ON-SHORE FACILITIES

5.1  Receiving Facilities

     Buyer has constructed in Pyeong Taek near Asan Bay, Korea such facilities to be used by Buyer for this Contract including, without limitation, berthing and unloading facilities, LNG storage tanks, vessel service facilities and regasification plants (the "Receiving Facilities"). The Receiving Facilities shall permit Buyer to timely perform its obligations under this Contract.

5.2  Production Facilities

     Seller has constructed, or has arranged for the use on a basis concurrent with the term of this Contract, Natural Gas production and liquefaction facilities including, without limitation, gas transmission pipelines from the fields, compression facilities, processing facilities, storage tanks, utilities, berthing and loading facilities ("Production Facilities") as are necessary for the timely performance of its obligations under this Contract. The Production Facility at Blang Lancang, North Sumatra, is herein referred to as the "Arun Facility" and the Production Facility at Bontang, East Kalimantan is herein referred to as the "Badak Facility". A particular Production Facility is referred to herein individually as the "Applicable Production Facility".

ARTICLE 6 - DURATION OF CONTRACT

This Contract shall be effective on the date of execution hereof and continue in effect until the expiration of the Parties' respective obligations to buy and sell LNG, as provided in
Article 7, or the earlier termination of this Contract pursuant to either Subarticle 10.5 or 18 hereof. If Seller and Buyer so agree at least five (5) years before the time this Contract would otherwise expire, the term of this Contract may be extended on such terms and conditions as may be mutually agreed.

ARTICLE 7 - QUANTITIES

7.1  Fixed Quantity

     (a) During each calendar year or portion thereof specified below (each such period being called a "Fixed Quantity Period"), Seller shall sell and deliver to Buyer and Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, the quantity of LNG specified for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:

                              FIXED
                              QUANTITY       FIXED QUANTITY
          YEAR                PERIOD         (BILLIONS OF BTU'S)


          1994                July 1 through       26,550
                              Dec 31
          1995                calendar year        53,100
          1996-2013           calendar year       106,200
                                                  (annually)
          2014                Jan 1 through        53,100
                              June 30


            The above Fixed Quantities are subject to adjustment as provided in Subarticles 7.1(b), 7.3 and 7.6 hereof. After giving effect to any such adjustment(s), the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted. The respective obligations of Seller to sell and deliver and of Buyer to purchase, receive and pay for, or to pay for if not taken, a Fixed Quantity of LNG in any Fixed Quantity Period shall apply to the applicable Fixed Quantity and Fixed Quantity Period, as so adjusted.

      (b) Buyer's Fixed Quantity for any Fixed Quantity Period may be reduced by the exercise of a downward adjustment ("Downward Adjustment" or "DA") as follows:

            (1) Buyer shall have the right to exercise a Downward Adjustment only by giving notice to Seller, in accordance with Subarticle 12.1, that is received by Seller not later than October 15 of the year preceding the DA Period and/or not later than October 31 of the DA Period. Each such notice shall state that it constitutes an exercise of a Downward Adjustment and shall be effective and irrevocable upon Seller's receipt thereof.

            (2) The maximum reduction of the Fixed Quantity for the DA Period shall be ten percent (10%) of Buyer's Fixed Quantity as set forth in Subarticle 7.1(a).

            (3) The cumulative amount by which Buyer can reduce its Fixed Quantities for all Fixed Quantity Periods shall not exceed 53,100 billion BTU's, equal to fifty percent (50%) of Buyer's plateau (post-1995) annual Fixed Quantity, as set forth in Subarticle 7.1(a).

            (4) If, by notice to Buyer received not later than June 30, 2011, Seller shall elect, Buyer shall in the period prescribed in Subarticle 7.1(b)(4)(A) below commencing on July 1, 2014, take and pay for a quantity of LNG ("Year 21 Quantity") equal to the aggregate amount by which Buyer, by the exercise of Downward Adjustment(s), reduces its Fixed Quantities during all Fixed Quantity Periods (including the years 2011, 2012, 2013, and 2014). For this purpose:

                  (A) The period within which Buyer shall take and pay for the Year 21 Quantity shall be a part-year. The number of months shall be calculated as the Year 21 Quantity (in billions of BTU's) divided by 7,965 billion BTU's per month;
                  (B)  The period set forth in Subarticle
                       7.1(b)(4)(A) shall extend the term of this
                       Contract and be a Fixed Quantity Period for
                       the   Year  21  Quantity  and  the  Year 21
                       Quantity shall be the Fixed Quantity for Buyer during such period; and

                  (C)  The Year 21 Quantity shall be sold and
                       delivered, and purchased and received, or paid for if not taken under the terms of this Contract, except that Buyer may not exercise a Downward Adjustment in respect thereof.

7.2   Deliveries

      Within each Fixed Quantity Period the quantities of LNG to be delivered by Seller and received by Buyer shall be delivered and received at rates and intervals which are reasonably constant over the course of such Fixed Quantity Period after taking into consideration all commitments of each of the Production Facilities and the maintenance, downtime, shipping and other matters referred to in Article 12 hereof, so as to ensure, as nearly as practicable, an even production rate at each of the Arun and Badak Facilities.

7.3   Buyer's Obligation to Take-or-Pay

      (a) If, during any Fixed Quantity Period, Buyer should fail to take the full amount of the Fixed Quantity, as adjusted pursuant to Article 7, Buyer shall pay Seller at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period for the quantities of LNG required to be purchased but which were not taken by Buyer during such Fixed Quantity Period (any such quantity deficiency being called a "Quantity Deficiency"), subject to the following provisions of this Subarticle 7.3:

            (1) If, after taking into account all adjustments provided in this Subarticle 7.3, the Buyer's Quantity Deficiency at the end of any calendar year amounts to less than one full LNG Tanker Cargo Lot, it will be deemed that no Quantity Deficiency exists for such year and the amount of such Deficiency shall be carried forward and added to Buyer's Fixed Quantity for the next succeeding Fixed Quantity Period.

            (2) If, at the time an Annual Program is developed under Subarticle 12.1, it is estimated that Buyer will have a Quantity Deficiency for the program year in an amount that is less than a full LNG Tanker Cargo Lot, Buyer shall have the right to request an increase in the quantity which Buyer wishes to take during such program year in an amount sufficient to fill up such cargo (such right being hereinafter referred to as Buyer's "Round-Up Request"). No such Round-Up Request shall, however, operate to increase Buyer's Fixed Quantity under this Contract. However, Buyer shall have a take-or-pay obligation in respect of LNG quantities that have been the subject of a Round-Up Request which is accepted by Seller.

            (3) If at the end of any Fixed Quantity Period Buyer has purchased and received quantities of LNG in excess of the Fixed Quantity for such year, other than Make-Up LNG or Restoration Quantities, the excess shall be applied to reduce Buyer's Fixed Quantity during the next Fixed Quanity Period.

      (b) Buyer's obligations to pay for the Fixed Quantity not taken in any Fixed Quantity Period pursuant to Subarticle 7.3(a) shall be reduced by the quantity of LNG which Buyer was unable to purchase because of Seller's failure to make such quantity available for sale in accordance with the terms of this Contract.

      (c) In calculating the quantity of LNG delivered by Seller and purchased by Buyer for each Fixed Quantity Period, Seller or Buyer may include the quantity delivered and purchased within the first seven (7) days of the next calendar year, provided such quantities were scheduled in the Annual Program of the Fixed Quantity Period with respect to which the calculation is being made.

      (d) A reduction shall be made to any Quantity Deficiency equal to the amount by which such Quantity Deficiency resulted from a partial loading of an LNG Tanker during the relevant Fixed Quantity Period due to reasons attributable to Seller.

7.4   Allocation of Deliveries of Fixed Quantities
      Between Buyer and Other Purchasers

      (a) Whenever deliveries of LNG by Seller are reduced below the applicable Fixed Quantities to be delivered hereunder by reason of an event or circumstance of Force Majeure affecting one of the Production Facilities, an allocation of LNG then capable of being delivered from the Applicable Production Facility will be made between Buyer and other purchasers of LNG from such Production Facility. At such times, the total quantities capable of being delivered from the Applicable Production Facility shall be allocated among the purchasers from such Production Facility pro-rata in the ratio of their respective quantities which are eligible for allocation, as provided below. The quantities eligible for such allocation shall be, as to Buyer, the portion of the Fixed Quantities to be purchased hereunder during the period of such Force Majeure from the Applicable Production Facility so affected (such portion to be determined by multiplying the Fixed Quantity for such period by the percentage of the total quantities scheduled for delivery in the Annual Program for the Fixed Quantity Period during which the event or circumstance of Force Majeure first occurred which are to be delivered from the Production Facility so affected) and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from such Production Facility so affected during the period of such Force Majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG from such Production Facility over a term of at least fifteen
            (15) years.

      (b) If such an event of Force Majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in Subarticle 7.4(a), above, but is of such an extent as to prevent Seller from producing and loading all Make-Up LNG and Restoration Quantities scheduled for delivery from the Applicable Production Facility so affected to Buyer and equivalent quantities scheduled for delivery from such Applicable Production Facility to other purchasers under sales contracts providing for deliveries over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyer and such other purchasers in proportion to the respective quantities so scheduled.


7.5   Make-Up LNG

      (a)   (1)   If, pursuant to Subarticle 7.3(a), Buyer shall
                  have paid for any Quantity Deficiency not taken
                  ("Take-or-Pay Quantity"), then during any subsequent year Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG
                  ("Make-Up LNG") to the extent not previously made up. Buyer must request Make-Up LNG by notice to Seller in accordance with Subarticle
                  12.1.

            (2) Upon Buyer's request for Make-Up LNG, Seller shall sell such quantity provided:

                    (A)   Seller has uncommitted LNG available
                       for such purpose; and

                    (B)   Buyer has first taken and paid for its
                       Fixed Quantity for the year in which
                       deliveries of Make-Up LNG are requested.

            (3) Buyer's right to take delivery of Make-up LNG under this Subarticle 7.5 shall expire twelve
                  (12) months after the later of either:

                  (A)  The end of the period prescribed in
                       Subarticle 7.1(b)(4)(A), if Seller requires
                       Buyer to take a Year 21 Quantity; or

                  (B) The end of the last Fixed Quantity Period on June 30, 2014.

            (4) If Buyer shall have requested Make-Up LNG during the twelve (12) month period under Subarticle 7.5(a)(3) and Seller shall have had insufficient uncommitted LNG to fulfill such request, the Parties shall consult and agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Take-or-Pay Quantity.

     (b) Buyer shall pay for Make-Up LNG at the Contract Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of the Take-or-Pay Quantity or the part thereof being made up by such sale.

      (c) Take-or-Pay Quantities shall be made up, and prior payments applicable thereto applied, in the same chronological order in which such quantities were incurred.

7.6   Force Majeure Deficiency

      (a)   (1)   If during any Fixed Quantity Period all or any
                  portion of the Fixed Quantity required to be delivered to and taken by Buyer during such Fixed Quantity Period is not delivered to and taken by Buyer by reason of Force Majeure (any such quantity not delivered and taken being a "Force Majeure Deficiency"), Buyer may, thereafter, request that all, or a part of such Force Majeure Deficiency be delivered as restoration quantities ("Restoration
                  Quantities") during a subsequent Fixed Quantity
                  Period. The Restoration Quantities so agreed will be scheduled for delivery pursuant to
                  Article 12 at the mutual convenience of the Parties.

            (2) Seller and Buyer shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and Buyer purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period. In the event that, despite such best efforts, Seller fails to deliver or Buyer fails to take delivery of the outstanding Restoration Quantities by the end of June 30, 2014, then any obligation of Seller to deliver and Buyer to take delivery of such Restoration Quantities shall cease on such date.

            (3) If an event of Force Majeure as to an LNG Tanker under Subarticle 15.1(b) occurs and, notwithstanding all measures taken by Buyer pursuant to Subarticle 15.2(b), within a period of nine (9) months after the date of the first Buyer notice given to Seller under Subarticle 15.2(a) Buyer has neither resumed normal performance nor adopted and committed to implement a program satisfactory to Seller to resume normal performance within the shortest period reasonable in the circumstances, then if Seller so requires, the Fixed Quantity for all or any future Fixed Quantity Periods shall be reduced to the extent that the annual transportation capacity of the LNG Tanker(s) was reduced by such event of Force Majeure.

      (b) If an event of Force Majeure relieves or delays Buyer's performance of its obligations under this Contract and causes a reduction in deliveries of LNG to Buyer and if Seller sells to third parties quantities of LNG which Buyer is unable to purchase, then the Force Majeure Deficiency shall be reduced, up to the quantities so sold, by the amount, if any, that the Seller's Gas Supply Obligation would otherwise exceed the estimate of Proved Remaining Recoverable Reserves stated in the most recent Certificate.

7.7   Allocation for Make-Up LNG and Restoration Quantities

      Whenever Buyer requests either Make-Up LNG under Subarticle
      7.5 and/or Restoration Quantities under Subarticle 7.6, and quantities of LNG are requested from one of the Production Facilities for similar purposes by other purchasers (under LNG sales contracts with Seller with terms of at least fifteen (15) years) and there is insufficient uncommitted LNG at the Applicable Production Facility to meet all such requests, then the LNG which is available for such purposes shall be allocated, as between Buyer on the one hand and such other requesting purchasers on the other hand, in the same proportion that each such purchaser's portion of its Fixed Quantity to be purchased from that Production Facility for the year of requested delivery bears to the total of all requesting purchasers' portions of their Fixed Quantities to be purchased from the Applicable Production Facility for that year.

7.8   Priority Order

      Make-Up LNG under Subarticle 7.5 and Restoration Quantities under Subarticle 7.6 shall be delivered and taken in the following order:

            (1)   Make-Up LNG; and
            (2)   Restoration Quantities;

      provided, however, that Buyer shall have the option to change the order of (1) and (2) above, upon notice to Seller.

ARTICLE 8 - CONTRACT SALES PRICE

8.1   Contract Sales Price

      The contract sales price ("Contract Sales Price") applicable to the quantities of LNG to be sold and delivered at the Delivery Point(s) and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by Buyer under this Contract, expressed in United States Dollars per million British Thermal Units (US$/MMBTU), shall be determined according to the following formula:

                   AX

      PA  =       PL  _______  - R
                   AY

      in which:

      PA  =       The adjusted Contract Sales Price (expressed in
                  U.S.$/MMBTU).

      PL  =       US$5.391/MMBTU.

      AX  =       The arithmetic average of the realized export
                  prices in U.S. Dollars per barrel, FOB
                  Indonesia, of all field classifications of Indonesian crude oils (including condensate) then being sold and exported, except premiums and except such prices for spot sales.

      AY  =       U.S. $34.5911, being the arithmetic average on
                  January 1, 1983 of the realized export prices in U.S. Dollars per barrel, FOB Indonesia, of all field classifications of Indonesian crude oils
                  (including condensate) then being sold and exported, except premiums and except such prices for spot sales.

      R   =       $.10/MMBTU.

      The Contract Sales Price to be applied to the BTU's comprising each cargo shall be that Contract Sales Price in effect as of the date of completion of loading of such cargo.

8.2   Redetermination of Contract Sales Price

      A redetermination of the Contract Sales Price shall be made as of the effective date on which either: (A) the realized export prices (except premiums and except prices for spot sales) of more than one of the field classifications of Indonesian crude oils (including condensate) then being sold and exported shall have changed from the respective prices therefor included in the last preceding adjustment made pursuant to this Subarticle 8.2; or (B) two or more field classifications of crude oils (including condensate) shall have been added to, or deleted from, the field classifications of crude oils being exported from Indonesia since the date of the last preceding adjustment made pursuant to this Subarticle 8.2. The export price and classification data required to make the above determination shall be verified by the Ministry of Mines and Energy of the Republic of Indonesia.

ARTICLE 9 - TRANSFER OF TITLE

The LNG to be sold by Seller and purchased by Buyer hereunder shall be delivered to Buyer at the Delivery Point at the applicable Loading Port. Delivery of LNG shall be deemed completed, and title to and risk of loss of such LNG shall pass from Seller to Buyer, as the LNG passes the Delivery Point.

ARTICLE 10 - INVOICES AND PAYMENT

10.1  Invoices and Cargo Documents

      Promptly after completion of loading of each LNG Tanker, Seller shall furnish Buyer or Buyer's representative a certificate of volume loaded, together with such other documents concerning the cargo as may be reasonably requested by Buyer for the purpose of Korean customs clearance. Seller shall within forty-eight (48) hours of completing loading complete a laboratory analysis and calculations to determine the quality and BTU content of the LNG loaded and shall promptly furnish to Buyer, or Buyer's representative, a certificate with respect thereto together with details of the calculation of the number of BTU's loaded and sold. Promptly upon completion of such analysis and calculation, Seller shall furnish Buyer by telex, facsimile or telegram, an invoice, stated in U.S. Dollars, in the amount of the Contract Sales Price for the number of BTU's delivered and sold. At the same time Seller shall send to Buyer a signed copy of the invoice and relevant documents showing the basis for the calculation thereof.

10.2 Other Invoices

      Except as provided in Subarticle 10.1 above, in the event that any moneys are due from one Party to the other hereunder, including, without limitation, amounts payable pursuant to Subarticle 7.3 hereof on account of Fixed Quantities of LNG required to be purchased but which were not taken by Buyer, then the Party to whom such moneys are owed shall furnish an invoice therefor, together with relevant supporting documents showing the basis for the calculation thereof. The procedure set forth in Subarticle
      10.1 above for sending invoices should be followed.

10.3 Invoice Due Dates

      (a) Each invoice for LNG delivered to Buyer referred to in Subarticle 10.1 shall become due and payable by Buyer on the eighth (8) Business Day in Korea after the date on which the invoice has been received by Buyer in Korea. For this purpose, a telex, facsimile or telegraphic copy of an invoice shall be deemed received by Buyer on the next Business Day in Korea following the day in which it was sent.

      (b) Except as otherwise expressly provided in this Contract, each Subarticle 10.2 invoice shall become due and payable by the Party receiving the invoice within twenty (20) calendar days after the date of receipt of such invoice.

      (c)   (1)   If any invoice to Buyer has a due date that is
                  not a Business Day in Korea, such invoice shall become due and payable by Buyer on the next
                  Business Day in Korea.

            (2) If any invoice to Seller has a due date that is not a Business Day in Indonesia, such invoice shall become due and payable by Seller on the next Business Day in Indonesia.

      (d) In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear interest from the due date until paid, at an interest rate, compounded annually, two percent (2%) greater than the rate, or rates, being charged during the period of delinquency by Citibank, N.A., New York to its prime commercial customers for 90 day loans. Such interest rate shall be adjusted up or down, as the case may be, to reflect any changes in the aforesaid prime rate as of the dates of such changes in the prime rate. In the event that Citibank, N.A. shall for any reason cease quoting a prime rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said prime rate.

10.4  Payment

      (a) Buyer shall pay, or cause to be paid, in U.S. Dollars, all amounts which become due and payable by Buyer pursuant to an invoice issued hereunder, to an account or accounts with a bank in the United States designated by Seller. Buyer shall not be responsible for the designated bank's disbursement of amounts remitted by Buyer to such bank, and Buyer's deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment by Buyer of any amount owing hereunder shall be in the full amount due, without reduction or offset for any reason including, without limitation, taxes, exchange charges or bank transfer charges.

      (b) Transfer of funds to the bank in the United States referred to in the preceding Subarticle 10.4(a), effected from Korea before the close of business in Korea on or before the due date of any invoice, shall be deemed timely payment, notwithstanding that such United States bank cannot credit such transfer as immediately available funds for a period of up to fourteen (14) hours by reason of the time difference between Korea and the United States, or for one or more days which are not banking days in the United States.

      (c) Seller shall pay, or cause to be paid, in U.S. Dollars the amounts which become due and payable by Seller pursuant to a Subarticle 10.2 invoice to an account with a bank designated by Buyer.

10.5  Seller's Rights Upon Buyer's Failure to Make Payment

      If payment of any invoice for quantities of LNG delivered hereunder or for the Fixed Quantity of LNG not taken and for which Buyer is obligated to pay pursuant to this Contract is not made within sixty (60) days after the due date thereof, Seller shall be entitled, upon giving thirty (30) days written notice to Buyer, to suspend subsequent deliveries to Buyer until the amount of such invoice, together with interest thereon have been paid, and Buyer shall not be entitled to any make-up rights in respect of such suspended deliveries. If any such invoice is not paid within one hundred and twenty (120) days after the due date thereof, then Seller shall have the right, at Seller's election, upon not less than eighty (80) days notice to Buyer to terminate this Contract, and such termination shall become effective upon the date specified in such notice from Seller. Any such termination shall be without prejudice to any other rights and remedies of Seller arising hereunder, or by law, or otherwise, including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such termination, or by reason of such default by Buyer.

10.6  Disputed Invoices

      In the event of disagreement concerning any invoice, Buyer or Seller, as the case may be, shall make provisional payment of the total amount thereof and shall immediately notify the other Party of the reasons for such disagreement, except that in the case of obvious error in computation Buyer or Seller, as the case may be, shall pay the correct amount after disregarding such error. An invoice may be contested by Buyer or Seller, as the case may be, or modified by the other Party only if, within a period of ninety (90) days after receipt thereof, the disputing Party serves notice on the other Party questioning its correctness. If no such notice is served, such invoice shall be deemed correct and accepted by both Parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer, as the case may be, to the other Party together with interest at the rate provided in Subarticle 10.3(d) hereof from the date payment was due to the date of payment.

ARTICLE 11 - QUALITY

11.1  Gross Heating Value

      The LNG when delivered by Seller to Buyer shall have, in a gaseous state, a Gross Heating Value of not less than 1,065
      BTU's per Standard Cubic Foot and not more than 1,180 BTU's per Standard Cubic Foot.

11.2  Components

      (a) The LNG delivered by Seller to Buyer shall, in a gaseous state, contain not less than 85 molecular percentage (85 mol%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:

          (1)   Nitrogen (N2), 1.0 mol%.

          (2)   Butanes (C4) and heavier, 2.00 mol%.

          (3)   Pentanes (C5) and heavier, 0.10 mol%.

          (4)   Hydrogen Sulfide (H2S), 0.25 grains per 100
                Standard Cubic Feet (0.25 grains/100 scf).

          (5)   Total sulfur content, 1.3 grains per 100
                Standard Cubic Feet (1.3 grains/100 scf).

          Although the LNG which Seller delivers to Buyer is permitted to contain the sulfur concentrations shown in items (4) and (5) above, under normal operating conditions at the Arun and Badak Facilities, Seller would expect such concentrations to be materially less.

     (b) Should any question regarding quality of the LNG arise, Seller and Buyer shall consult and cooperate concerning such question and the proper action to be taken.

 ARTICLE 12 - PROGRAMMING OF DELIVERIES

 12.1 Annual Programs

     Not later than ninety (90) days prior to the beginning of each calendar year commencing with 1994, Seller shall give written notice to Buyer of the anticipated quantities of LNG available for delivery herein in each quarter of the next calendar year from each of the Production Facilities and specifying any scheduled downtime of the Production Facilities. On or before October 15 of each year in which such notice is given, Buyer shall advise Seller in writing of the quantities Buyer wishes to take during each quarter of the following year and, to the extent practicable, specifying the amount of any Restoration Quantities (for previous Force Majeure Deficiencies), and Make-Up LNG (for previous Quantity Deficiencies) and advising as to any planned downtime for the Receiving Facility; provided, however, that as to Restoration Quantities or Make-Up LNG for the year succeeding the year in which such notice is given, such advice may be given up to January 15 of the year succeeding the notice year and the Annual Program (as defined below) shall be amended as promptly as practicable to reflect such late advice. Seller and Buyer shall consult together with a view to reaching agreement by December 1 of the notice year and thereafter Seller shall issue a programming schedule, including projected delivery dates for quantities to be loaded in full LNG Tanker Cargo Lots at each of the Production Facilities during each calendar month of the following year (the "Annual Program"). In so doing, Seller shall take into consideration the contents of the above notices and the Coordinated Maintenance Schedule (as defined in Subarticle 12.3, below). The Annual Program shall take into account Seller's commitments to other purchasers of LNG from each of the Production Facilities. The Annual Program shall be amended to the extent required to reflect the exercise by Buyer of a Downward Adjustment. Such Annual Program, and the Ninety-Day Schedule referred to in Subarticle 12.2 (together with any revision to each), are intended to assist the Parties in planning their respective operations during the periods involved and shall not reduce the entitlement of either Party during any Fixed Quantity Period to sell, deliver and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under Article 7 hereof.

 12.2 Ninety-Day Schedule

     Not later than the 15th day of each calendar month Seller shall, after discussion with Buyer, deliver to Buyer a three month forward plan of deliveries (the "Ninety-Day Schedule") which follows the applicable Annual Program (or most current draft thereof) as nearly as practicable. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from the prior Ninety-Day Schedule so as to maintain, as far as practicable, the scheduled shipments forecast in the Annual Program. Both Parties shall cooperate to facilitate smooth performance of the Ninety-Day Schedule. After consultation with Buyer, Seller shall revise the Ninety-Day Schedule, when appropriate, to meet operational requirements with the overall objective of fulfilling the Annual Program as far as practicable, taking into account any requests of Buyer for adjustments.

 12.3 Maintenance and Inspection Coordination

     Not later than ninety (90) days prior to the beginning of each calendar year, Seller and Buyer shall consult and agree on a program designed to coordinate the anticipated scheduled maintenance/inspection downtime during that year of: (A) Buyer's Receiving Facility; (B) the Arun and Badak Facilities; and (C) the LNG Tanker(s). Such program (the "Coordinated Maintenance Schedule") will be established so as to minimize the collective impact of such downtime periods on the delivery of LNG hereunder.

 ARTICLE 13 - MEASUREMENTS AND TESTS

 13.1 Parties to Supply Devices

     (a) Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tankers, as well as pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of such LNG Tankers or customarily maintained on shipboard.

     (b) Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Ports.

 13.2 Selection of Devices

     All devices provided for in this Article 13 not hitherto used in an existing LNG trade shall be chosen by mutual agreement of the Parties and shall be such as are, at the time of selection, the most accurate and reliable in their practical application. The required degree of accuracy of such devices selected shall be mutually agreed upon and verified by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor who is mutually agreed upon by Buyer and Seller. All such devices shall be subject to approval by the appropriate Indonesian and Korean governmental authorities.

 13.3 Units of Measurement and Calibration

     The Parties shall cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in United States units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the Parties shall establish mutually agreeable conversion tables. Measurement devices shall be calibrated in the following units:

     Measurement  United States Units     Metric Units

     Volume         Cubic Feet            or  Cubic Meters
     Temperature    Degrees Fahrenheit    or  Degrees Celsius
     Pressure       Pounds per square     or  Kilograms per
                    inch or inches            square centi-
                    of mercury                meter or milli-
                                              meters of mercury
     Length         Feet                  or  Meters
     Weight         Pounds                or  Kilograms
     Density        Pounds per Cubic      or  Kilograms per
                    Feet                      Cubic Meter


 13.4 Tank Gauge Tables of LNG Tankers

     Buyer shall furnish to Seller, or cause Seller to be furnished, a certified copy of tank gauge tables as described in Section II of Schedule A hereto for each tank of each LNG Tanker.

 13.5 Gauging and Measuring LNG Volumes Loaded

     Volumes of LNG delivered under this Contract will be determined by gauging the LNG in the tanks of the LNG Tanker(s) immediately before and after loading. Gauging the liquid in the tanks of the LNG Tanker(s) and measuring of liquid temperature, vapor temperature, vapor pressure in each LNG tank and trim and list of the LNG Tanker(s) shall be performed, or caused to be performed, by Buyer before and after loading. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurement shall take place immediately after completion of loading. Copies of gauging and measurement records shall be furnished to Seller. Gauging devices shall be selected, and measurements shall be effected, in accordance with the terms of Sections III and IV of Schedule A hereto.

 13.6 Samples for Quality Analysis

     Representative samples of the delivered LNG shall be obtained by Seller as provided in Section V of Schedule A hereto.

 13.7 Quality Analysis

     The samples referred to in Subarticle 13.6 hereof shall be analyzed, or caused to be analyzed, by Seller in accordance with the terms of Section V of Schedule A hereto in order to determine the mol fraction of the hydrocarbons and other components in the sample.

  13.8 Operating Procedures

     All measurements, gauging and analyses provided for in Subarticles 13.5, 13.6 and 13.7 hereof, shall be witnessed and verified by an independent surveyor who is mutually agreed upon by Buyer and Seller. Prior to effecting such measurements, gauging and analyses the Party responsible for such operations shall notify the surveyor, allowing such surveyor a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of the surveyor after notification and opportunity to attend shall not prevent any operation or computation from being performed. The results of such surveyor's verifications shall be made available promptly to each Party. All records of measurements and the computation results shall be preserved by the Party responsible for effecting such measurements and held available to the other Party for a period of not less than three (3) years after such measurements and computations have been completed.

 13.9 BTU Quantity Delivered

     The quantity of BTU's sold and delivered shall be calculated by Seller following the procedures set forth in Section VI of Schedule A hereto and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyer.

   13.10 Verification of Accuracy and Correction for Error

     (a) Each Party shall test and verify the accuracy of its gauging devices at intervals to be agreed between the Parties. In the case of gauging devices on LNG Tanker(s) such tests and verifications shall take place during scheduled drydocking periods. Each Party shall have the right to inspect at any time the gauging devices installed by the other Party, provided that the other Party shall be notified in advance. Testing shall be performed using methods recommended by the manufacturer or any other method agreed upon by Seller and Buyer. Tests shall be witnessed and verified by an independent surveyor who is mutually agreed upon by Buyer and Seller.

     (b) Permissible tolerances shall be as described in Section III of Schedule A hereto. Inaccuracy of a device exceeding the permissible tolerances shall require correction of recordings, and computations made on the basis of those recordings, to correct all errors with respect to any period which is definitely known or agreed upon by the Parties, as well as adjustment of
           the device.   In the event that the period of error is
           neither known nor agreed upon, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Subarticle 13.10 shall not be applied to require the modification of any invoice which has become final pursuant to Subarticle 10.6 hereof.

 13.11 Costs and Expenses of Tests and Verifications

     All costs and expenses for testing and verifying Seller's measurement devices shall be borne by Seller. All costs and expenses for testing and verifying Buyer's measurement devices shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations shall be borne equally by Seller and Buyer.

 ARTICLE 14 - DUTIES, TAXES AND CHARGES


 14.1 Indonesian Taxes

     Seller shall pay (or shall reimburse Buyer for any such payments made by it) all taxes, royalties, duties or other imposts levied or imposed by the Indonesian Government, or any subdivision thereof, or any other governmental authority in Indonesia, on the sale or export of LNG under this Contract.

 14.2 Port Charges

     Buyer shall be responsible for payment of all normal port charges and all shipping, freight or other taxes to the extent such charges and taxes are uniformly applied to all LNG tankers receiving exports of LNG from the applicable Loading Port.

 ARTICLE 15 - FORCE MAJEURE

 15.1 Events of Force Majeure

     Neither Seller nor Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance directly results from any of the following causes or events not reasonably within the control of such Party ("Force Majeure"):

     (a) as to the Arun and/or Badak Facilities and/or the Receiving Facility:

          (1) fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemics;

          (2) war, riot, civil war, blockade, insurrection, acts of public enemies or civil disturbances;

          (3)   strike, lockout or other industrial disturbances;

          (4) serious accidental damage to Natural Gas reservoirs, or production facilities in the fields, compression facilities, the facilities for transportation of Natural Gas from the fields, orthe treatment, liquefaction, storage or loading facilities, or serious accidental damage to Buyer's Receiving Facility, regasification plant or main pipelines from such plant to Buyer's Natural Gas transmission or distribution system and such other facilities directly related to the use of LNG which, if not operational, would reduce the amount of LNG that Buyer is able to receive hereunder;

          (5)   the Proved Remaining Recoverable Reserves of
                 Natural Gas in a Gas Supply Area expressed in the then most recent Certificate which can economically be produced have been fully depleted; or

          (6) acts of government that directly affect the ability of a Party to perform any obligation hereunder, other than the obligation to remit payments as provided in Subarticle 10.4 hereof on account of LNG delivered and taken or not taken but required to be paid for under this Contract;

     (b)  as to LNG Tankers:

          (1) loss of an LNG Tanker or serious accidental damage thereto requiring removal of such LNG
                 Tanker from service;

          (2) fire, flood, atmospheric disturbance, lightning, typhoon, tornado or epidemics;

          (3) war, riot, civil war, blockade, insurrection, acts of public enemies or civil disturbances;

          (4) strike, lockout or other industrial disturbance occurring aboard an LNG Tanker or at a port or other facility at which such LNG Tanker calls; or

          (5)   acts of government.

 15.2 Notice, Resumption of Normal Performance

     (a) Immediately upon the occurrence of an event of Force Majeure that gives a Party warning that the event may delay or prevent the performance by Seller or Buyer of any of its obligations hereunder, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented and (either in the original or in supplemental notices) stating:

          (1) the estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and

          (2) the particulars of the program to be implemented to ensure full resumption of normal performance hereunder.

     (b) In order to ensure resumption of normal performance of this Contract within the shortest practicable time, the Party affected by an event of Force Majeure shall take all measures to this end which are reasonable in the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Contract to the extent not prevented by such event of Force Majeure.

      15.3 Settlement of Industrial Disturbances

     Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

 ARTICLE 16 - ARBITRATION, REFERENCE TO EXPERT

 16.1 Arbitration

     If any dispute arises between Seller and Buyer in connection with this Contract or the interpretation, performance or non-performance hereof, Seller and Buyer shall discuss such dispute in an attempt to resolve such dispute amicably. If, within sixty (60) days of the commencement of such discussion, such dispute cannot be resolved, either Party may refer the matter to arbitration. Such arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect at the time, by three arbitrators appointed in accordance with said Rules. Arbitration shall be in the English language and held in Paris, France, unless another location is selected by mutual agreement of the Parties. The award rendered by the arbitrators shall be final and binding upon the Parties.

 16.2 Disputes of a Technical Nature

     Notwithstanding the terms of Subarticle 16.1 above, if a dispute of a technical nature arises in connection with the interpretation, performance or non-performance of any of the provisions of Article 13 hereof, either Party may submit the matter for expert resolution to the National Bureau of Standards of the United States Department of Commerce ("NBS") within ten days of a request by either Party for the appointment of such an authority, or to such competent, impartial authority, other than the NBS, as the Parties may agree upon.

 ARTICLE 17 - APPLICABLE LAW

 This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America.

 ARTICLE 18 - AUTHORIZATIONS AND APPROVALS

 Seller and Buyer shall use best endeavors to obtain all authorizations, approvals and permissions of national and local governments or other competent authorities or bodies which are required for performance of this Contract (the "Authorizations and Approvals"), and will cooperate fully with each other wherever necessary for this purpose. If, at the time of expiration of six (6) months after the execution of this Contract, Seller or Buyer should fail to obtain the Authorizations and Approvals, then such Party shall so notify the other Party promptly after such expiration, and Seller and Buyer shall consult as to the circumstances pertaining thereto. If, within thirty (30) days after the date of the aforesaid notice, the Parties have not agreed on a postponement of the time within which the Authorizations and Approvals shall be obtained, then either Seller or Buyer may terminate this Contract by written notice given at any time prior to the date upon which the Authorizations and Approvals are obtained. The same right of termination and procedures relating thereto shall apply upon the expiration of any postponement period or periods agreed to between the Parties. Termination of this Contract shall be without prejudice to any accrued rights of the Parties arising under this Contract prior to termination.

 ARTICLE 19 - CONFIDENTIALITY

 No Party to this Contract shall use or communicate to third parties the contents of this Contract or other confidential information or documents which may come into the possession of such Party in connection with the performance of this Contract without the prior agreement of the Party to which such information or documents are confidential. This restriction shall not apply to the contents of this Contract, information, or documents which:

 (1) have fallen into the public domain otherwise than through the act or failure to act of the Party that has obtained them; or

 (2) are communicated to:

     (A) any of Seller's Suppliers, or any Affiliate, with the obligation of the receiving person to maintain confidentiality;

     (B) persons participating in the implementation of this project, such as Buyer's Transporter, legal counsel, accountants, other professional, business or technical consultants and advisers, underwriters or lenders, with the obligation of the receiving persons to maintain confidentiality; or

     (C) any governmental agency of the Republic of Indonesia or Korea or having jurisdiction over any of Seller's Suppliers or any Affiliate, provided that such agency has authority to require such disclosure and that such disclosure is made in accordance with that authority.

 ARTICLE 20 - NOTICES

 All notices and other communications for purposes of this Contract shall be written in English and shall be by letter, telex, facsimile or cable, except that notices given from ships at sea may be by radio. Notices and other communications given by telex, facsimile or cable shall be confirmed by letter, unless otherwise agreed by the Parties. Notices and communications shall be directed as follows:

    (A)   To Seller at the following address:

          PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
          (PERTAMINA)

          Attention: Head of Gas Marketing
          Division of Foreign Marketing
          P.O. Box 12/JKT
               Medan Merdeka Timur 1A,
          Jakarta Pusat, Indonesia

          and at the following cable, facsimile and telex addresses:

          cable:                         telex:

          PERTAMINA                      PERTAMINA
          JAKARTA, INDONESIA VIA RCA     44134 or 44152
                                          JAKARTA, INDONESIA

                                          Facsimile: 355271
          In each case marked for the
          attention of:

          Head of Gas Marketing
          Division of Foreign Marketing


    (B)   To Buyer at the following address:

          KOREA GAS CORPORATION

          Attention:
          General Manager
          Gas Resources Department

          942, Daechi-Dong
          Kangnam-Ku
          Seoul, 135-283 Korea

          and at the following cable and telex and facsimilie addresses:

          Cable: KOGAS SEOUL

          Telex: KOGAS 28167

          Facsimile: 519-2626 or 519-2627

          In each case marked for the attention of:
          General Manager, Gas Resources Department


 The Parties may designate additional addresses for particular communications and may change any address, by notice given thirty (30) days in advance of such addition or change. Immediately upon receiving communications by telex, facsimile, cable, or radio, a Party shall acknowledge receipt by the same means and may request a repeat transmittal of the entire communication, or confirmation of particular matters. If the sender receives no acknowledgment of receipt within 24 hours, or receives a request for repeat transmittal or confirmation, said Party shall repeat the transmittal or answer the particular request. Unless otherwise expressly provided in this Contract, all notices hereunder shall become effective upon receipt. The Parties shall maintain radio channels, frequencies and procedures for all communications between LNG Tanker(s), the Loading Port Facility or the Receiving Facility and the authorities for the Loading Port or Unloading Port, as applicable.

 ARTICLE 21 - ASSIGNMENT

 Neither this Contract nor any rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller, or by Seller without the prior written consent of Buyer, which consent in either of the foregoing cases shall not be unreasonably withheld.

 ARTICLE 22 - AMENDMENT AND WAIVER

 22.1 Amendment

    This Contract cannot be amended, modified, varied or supplemented except by an instrument in writing signed by Seller and Buyer.

 22.2 Waiver

    The failure of any Party at any time to require performance of any provision of this Contract shall not affect its right to require subsequent performance of such provision. Waiver by any Party of any breach of any provision hereof shall not constitute the waiver of any subsequent breach of such provision. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement.

 ARTICLE 23 - DETAILS OF PERFORMANCE

 Details necessary for performance of this Contract shall be mutually agreed upon by Seller and Buyer.

 ARTICLE 24 - JOINT COORDINATING COMMITTEE
 Each of the Parties will promptly appoint representatives to a Joint Technical and Operating Committee ("Joint Coordinating Committee"), which shall hold its first meeting within sixty
 (60) days after the execution of this Contract and thereafter at such intervals as shall be decided upon by the Committee. The Committee, and such other technical representatives as may be designated, shall consult together to coordinate plans relating to the construction or modification of vessels which Buyer intends to use as LNG Tankers ("Proposed LNG Tankers"), so as to assure that such vessels are compatible for all purposes and that progress is being made in accordance with the project timetable agreed to between the Parties.

 No later than three (3) months after the date hereof, Buyer shall furnish to the Joint Coordinating Committee a construction schedule detailing the schedule of construction for each of the Proposed LNG Tankers, the proposed schedule for obtaining port approvals, marine permits and other authorizations therefor, and the expected date of delivery thereof. Buyer shall inform the Joint Coordinating Committee of any event or occurrence that in any way adversely affects the expected date on which a Proposed LNG Tanker is to enter into service.

 ARTICLE 25 - SCOPE

 This Contract constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the execution hereof.

 ARTICLE 26 - LANGUAGE OF THE CONTRACT

 This Contract is made and executed in the English language.

 ARTICLE 27 - HEADINGS

 The headings and captions in this Contract are inserted solely for the sake of convenience and shall not affect the interpretation or construction of this Contract.

 ARTICLE 28 - COUNTERPARTS

 This Contract is executed in two identical counterparts, each of which shall have the force and dignity of an original and both of which shall constitute but one and the same Contract.

 IN WITNESS WHEREOF, each of the Parties has caused this Contract to be executed in Jakarta by its duly authorized representative as of the date listed below.

 Dated this 7th day of May, 1991.


 SELLER:                     BUYER:

 PERUSAHAAN PERTAMBANGAN      KOREA GAS CORPORATION
 MINYAK DAN GAS BUMI
 NEGARA (PERTAMINA)




  By _________/s/___________   By ________/s/_______

                                       SCHEDULE A


                                        TO THE


                            LNG SALES AND PURCHASE CONTRACT

                                      (KOREA II FOB)


                                          between


                   PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
                                        (PERTAMINA)


                                         as Seller

                                            and


                                   KOREA GAS CORPORATION


                                    as Buyer

                                SCHEDULE A
                               TESTING AND METHODS


    This Schedule A, entitled "Testing and Methods", is attached to and forms a part of the LNG Sales and Purchase Contract ("Contract") between Pertamina, as Seller, and Korea Gas Corporation, as Buyer, and sets forth, pursuant to Article 13 of the Contract, detailed procedures for sampling and analysing LNG and for gauging and calculating the density and heating value of LNG.

SECTION I - DEFINITIONS


Terms defined in the Contract and appearing in this Schedule A shall, when used herein, have the meanings set forth in the Contract.

SECTION II - TANK GAUGE TABLES


II.1      Calibration of LNG Tanks

    During or immediately following the completion of construction of each vessel which Buyer intends to use as an LNG Tanker, Buyer shall arrange for each LNG tank of each such vessel to be calibrated by a qualified surveyor mutually agreed upon by Buyer and Seller.

II.2      Preparation of Tank Gauge Tables

    Buyer shall have a qualified surveyor prepare tank gauge tables for each LNG tank of each vessel which Buyer intends to use as an LNG Tanker from the results of the calibration referred to in Section II.1 above. Such tank gauge tables shall include sounding tables, correction
    tables for list (heel)  and  trim, volume  corrections   to
    tank service temperature, and other corrections if necessary. The tank gauge tables prepared by such surveyor shall be verified for use by the authorized agency of the Republic of Korea and the Republic of Indonesia.

II.3      Accuracy of Tank Gauge Tables

    The tank gauge tables prepared pursuant to Section II.2 above shall indicate volumes in Cubic Meters expressed to the nearest thousandth, with tank depths expressed in meters to the nearest hundredth.

II.4      Witnessing of Tank Calibration

    Seller shall have the right to have its representative witness the tank calibrations referred to in Section II.1 above. Buyer shall give adequate advance notice to Seller of the timing of such tank calibrations.

II.5      Recalibration of LNG Tanks in Case of Distortion

    In the event that any LNG tank of any LNG Tanker suffers distortion of such a nature as to cause any party reasonably to question the validity of the tank gauge tables referred to in Section II.2 above, Buyer, subject to Seller's consent, shall arrange for such LNG tank to be recalibrated in the same manner as set forth in Sections II.1 and II.2 hereof during any period when such is out of service for inspection and/or repairs. Buyer shall bear the costs of recalibration unless such recalibration was done at Seller's request and did not demonstrate any inaccuracy in the tank gauge tables, in which case Seller shall pay the costs of recalibration. Except as provided in this Section II.5, no other recalibration of any LNG tank of any LNG Tanker shall be required.

SECTION III - SELECTION OF GAUGING DEVICES


III.1  Liquid Level Gauging Devices

       III.1.1 Each LNG tank of each LNG Tanker shall be equipped with a main and an auxiliary liquid level gauging device.

       III.1.2 The measurement error of the liquid level gauging devices shall be no greater than +10 millimeters. The expected accuracy for the main gauging device shall be +7.5 millimeters and for the auxiliary gauging device shall be +10 millimeters.

       III.1.3 The level in each LNG tank shall be logged or printed.

III.2  Temperature Gauging Devices

       III.2.1 Each LNG tank of each LNG Tanker shall be equipped with a minimum of four (4) temperature gauging devices located on or near the vertical axis of such LNG tank.

       III.2.2    Such  temperature  gauging   devices  shall  be
                  installed near the bottom, at approximately fifty percent (50%) of the height, at approximately eighty-five percent (85%) of the height and at approximately one hundred percent (100%) of the height of such LNG tank.

       III.2.3 The measurement error of the temperature gauging devices shall be no greater than +2oC. The expected accuracy shall be +0.2oC when in liquid and +0.4oC when in vapor.

       III.2.4 The temperatures in each LNG tank shall be logged or printed.

III.3  Pressure Gauging Devices

       III.3.1 Each LNG tank of each LNG Tanker shall have one absolute pressure gauging device.

       III.3.2 The measurement error of the pressure gauging device shall be no greater than + one percent
                  (1%) of full-scale. The expected accuracy shall be +0.01 kg/cm2.

       III.3.3 The pressure in each LNG tank shall be logged or printed.

III.4  Verification of Accuracy of Gauging Devices

       Gauging devices shall be verified for accuracy and corrected for error in accordance with the terms of Subarticle 13.10 of the Contract.

SECTION IV - MEASUREMENT PROCEDURES

IV.1   Liquid Level

       IV.1.1 Measurement of the liquid level in each LNG tank of each LNG Tanker shall be made to the nearest millimeter by using the main liquid level gauging device referred to in Section
                  III.1 hereof. Should the main device fail, the auxiliary device shall be used.

       IV.1.2 Three (3) readings shall be made in as rapid succession as possible. The arithmetic average of the readings shall be deemed the liquid level.

       IV.1.3 Such arithmetic average shall be calculated to the nearest 0.1 millimeter and shall be rounded to the nearest millimeter.

IV.2   Temperature

       IV.2.1 At the same time liquid level is measured, temperature shall be measured to the nearest
                  0.1oC by using the temperature gauging devices referred to in Section III.2 hereof.

       IV.2.2     In  order  to   determine  the  temperature  of
                  liquid and vapor in the LNG tanks of an LNG
                  Tanker one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of vapor and liquid.

       IV.2.3 Such arithmetic average shall be calculated to the nearest 0.01oC and shall be rounded to the nearest 0.1oC.

IV.3   Pressure

       IV.3.1 At the same time liquid level is measured, the absolute pressure in each LNG tank shall be measured to the nearest 0.01 kg/cm2 by using the pressure gauging device referred to in Section
                  III.3 hereof.

       IV.3.2 The determination of the absolute pressure in the LNG tanks of each LNG Tanker shall be made by taking one (1) reading of the pressure gauging device in each LNG tank, and then by taking an arithmetic average of all such readings.

       IV.3.3 Such arithmetic average shall be calculated to the nearest 0.001 kg/cm2 and shall be rounded to the nearest 0.01 kg/cm2.

IV.4   Procedures in Case of Gauging Device Failure

       Should the measurements referred to in Sections IV.l, IV.2 and IV.3 hereof become impossible to perform due to a failure of gauging devices, alternate gauging procedures shall be determined by mutual agreement between Buyer and Seller.

IV.5   Determination of Volume of LNG Loaded

       IV.5.1 The list (heel) and trim of the LNG Tanker shall be measured at the same time as the liquid level and temperature of LNG in each LNG tank are measured. Such measurements shall be made immediately before loading commences and immediately after loading is completed. The volume of LNG, stated in Cubic Meters to the nearest 0.001 Cubic Meters, shall be determined by using the tank gauge tables referred to in
                  Section II hereof and by applying the volume corrections set forth therein.

       IV.5.2 The volume of LNG loaded shall be determined by deducting the total volume of LNG in all tanks immediately before loading commences from the total volume in all tanks immediately after loading is completed. This volume of LNG loaded is then rounded to the nearest Cubic Meter.

SECTION V - DETERMINATION OF COMPOSITION OF LNG

V.1    Sampling Procedures

       V.1.1 Representative samples of LNG shall be obtained continuously and at an even rate during the period starting immediately after continuous loading has commenced and ending immediately prior to the suspension of continuous loading.

       V.1.2 A composite gaseous sample shall be collected in a suitable gas holder using a continuous gasification/collection method agreed upon by
                  Seller and Buyers.

       V.1.3 Three (3) samples shall be transferred from the gas holder to sample bottles after completion of loading. Such sample bottles shall be sealed by the surveyor who witnessed such sampling in accordance with Subarticle 13.8 of the Contract and shall be delivered to Seller. Seller shall use one (1) such sample for analysis to determine the composition.

       V.1.4      Distribution of Samples

                  The gaseous samples shall be distributed as follows:

                         First sample:  for analysis by Seller.

                         Second sample: for  analysis by Buyer.

                         Third sample:  for retention by Seller
                                        for at least twenty-five
                                        (25) days.  In case any
                                        dispute as to the accuracy
                                        of any analysis is raised,
                                        the sample shall be
                                        further retained until
                                        Buyer and Seller agree to
                                        retain it no longer.
       V.1.5        Failure   in   Collecting   Samples   and  in
                    Determining the Composition of LNG -

                    If sampling and/or analysis fails for some reason, the arithmetic average of the analysis results of the five (5) immediately preceding cargoes (or of the total cargoes delivered is less than five) under this Contract from the applicable Loading Port shall be deemed to be the composition of the LNG. The loaded BTUs and metric tons are calculated as follows:

                           E5 (BTU/m3) X Vm3 loaded = BTU
                           E5 (Kg/m3) X Vm3 = Metric Tons

V.2    Analysis Procedures

       V.2.1 Hydrocarbons, Carbon Dioxide and Nitrogen - Seller's sample shall be analysed immediately by Seller to determine, by gas chromatography, the mol fraction of hydrocarbons, carbon dioxide and nitrogen in the sample. The method used shall be the method described in the latest version of the Gas Processors Association (GPA) Publication 2261 current at the time of analysis or any other method agreed upon by Buyer and Seller. Duplicate runs shall be made on each sample to determine that the repeatabilities of peak heights or peak areas are within acceptable limits. The calculated results of such duplicate runs shall be averaged.

       V.2.2 Hydrogen Sulfide - The ASTM D 2725-70, Standard Method of Test for Hydrogen Sulfide in Natural Gas (Methylene Blue Method), shall be used to determine the hydrogen sulfide content of Seller's sample, unless Seller and Buyer mutually agree that some other method should be used.

       V.2.3 Total Sulfur - The ASTM D 3246-76, Standard Method of Test for Sulfur in Petroleum Gas by Oxidative Microcoulometry, shall be used to determine the total sulfur content of Seller's sample, unless Seller and Buyer mutually agree that some other method should be used.

                    If the total sulfur content is less than 0.25 grains per 100 Standard Cubic Feet, it is not necessary to analyze the sample for H2S.

V.3    Correlation Test of Analytical Equipment and Devices

       Buyer and Seller shall, prior to use and during periods of use, perform a correlation test using standard gas in order properly to maintain the accuracy of Seller's and Buyer's equipment and devices.

       Such correlation tests are subject to the following conditions:

       (a) Mutual agreement of Seller and Buyer as to timing of a test;

       (b) The standard gas sample shall be obtained by Buyer;

       (c) The standard gas sample shall be transported to the applicable Loading Port on an LNG Tanker;

       (d) Seller shall analyze the sample and return it to Buyer on an LNG Tanker;

       (e)    Buyer shall analyze the sample; and

       (f) The results of these tests shall be made available to all Parties.

SECTION VI - DETERMINATION OF BTU QUANTITY OF LNG SOLD

VI.1   Calculation of Density

       The density of LNG shall be calculated by use of the formula:

                             E (Xi x Mi)
                     D =  _____________________
                           E (Xi x Vi) - Xm x C

        where:
           D is the density to four (4) significant figures of the LNG loaded, stated in kilograms per Cubic
                 Meter at temperature TL;

           TL is the temperature of the LNG in the tanks of the LNG Tanker after loading, stated in degrees
                 Centigrade to the nearest 0.1oC;

           Xi is the mol fraction, to the nearest fourth (4th) decimal place, of component (i) from the composition obtained in accordance with Section V hereof;

           Mi is the molecular weight of component (i) as set forth in Table 1 attached hereto;

           Vi is the molar volume, to the nearest sixth (6th) decimal place, of component (i), stated in Cubic Meters per kilogram-mol at temperature TL and obtained by linear interpolation of the data set forth in Table 2 attached hereto;

           Xm is the mol fraction, to the nearest fourth (4th) decimal place, of methane from the composition obtained in accordance with Section V hereof; and

           C     is the volume correction, to the nearest sixth
                 (6th) decimal place, stated in Cubic Meters per kilogram-mol at temperature TL and obtained by linear interpolation of the data set forth in Table 3 attached hereto.

        An example of an LNG density calculation is shown in Table 4 attached hereto.

VI.2    Calculation of Gross Heating Value

        VI.2.1 The Gross Heating Value (mass basis) of LNG shall be calculated by use of the formula:

                                            Xi x Mi
                           P =   E  Hi x ____________

                                          E (Xi x Mi)

                 where:

                   P       is the Gross Heating Value of LNG,
                           stated in BTU's per kilogram;

                   Hi      is the Gross Heating Value of component
                           (i), stated in BTU's per kilogram as
                           set forth in Table 1 attached hereto;

                   Xi      is the mol fraction, to the nearest
                           fourth (4th) decimal place, of
                           component (i) from the composition
                           obtained pursuant to Section V hereof;
                           and

                   Mi      is the molecular weight of component
                           (i) as set forth in Table 1 attached
                           hereto.

                 An example of a Gross Heating Value (mass basis) calculation is shown in Table 5 attached hereto.

        VI.2.2 The Gross Heating Value (volume basis) for purposes of Subarticle 11.1 of the Contract shall be calculated by use of the formula:

                           Hv =   E (Xi x Hvi)

                 where:

                   Hv      is the Gross Heating Value, stated in
                           BTU's per Standard Cubic Foot;

                   Xi      is the mol fraction, to the nearest
                           fourth (4th) decimal place, of
                           component (i) from the composition
                           obtained pursuant to Section V hereof;
                           and

                   Hvi     is the Gross Heating Value of component
                           (i), stated in BTU's per Standard Cubic
                           Foot, as set forth in Table 1 attached
                           hereto.

                   An example of a Gross Heating Value (volume basis) calculation is shown in Table 6 attached hereto.

VI.3    Calculation of BTU Quantity of LNG Delivered

        The BTU quantity of LNG sold shall be computed by use of the formula:

                 Q = V x D x P

        where:

           Q     is the BTU quantity sold;

           V     is the volume of the LNG loaded, stated in Cubic
                 Meters, obtained pursuant to Section IV.5 hereof;

           D is the density of the LNG, stated in kilograms per Cubic Meter, as calculated in accordance with
                 Section VI.1 hereof; and

           P is the Gross Heating Value of the LNG, stated in BTU's per kilogram, as calculated in accordance with Section VI.2.1 hereof.

 VI.4   Method of Rounding Numbers

        VI.4.1   General -
                 If the first of the figures to be discarded is five (5) or more, the last of the figures to be retained is increased by one (1).

                 If the first of the figures to be discarded is four (4) or less, the last of the figures to be retained is unaltered.

                 For the purpose of rounding to a zero (0), the last of the figures to be retained shall have the same value as a ten (10).

                 The following example is given to illustrate how a number is to be established in accordance with the above:

                                        Number after being
                                        rounded to first
                 Number to be rounded   decimal place

                       2.24                     2.2
                       2.249                    2.2
                       2.25                     2.3
                       2.35                     2.4
                       2.97                     3.0

        VI.4.2   Determination of BTU Quantity of LNG delivered -
                 The BTU quantity of LNG delivered is computed by the use of the formula:

                   Q = V x D x P

                 where:

                   Q is the BTU quantity delivered. The BTU quantity shall be rounded to the nearest ten (10) million BTU's;

                   V is the volume of the LNG loaded, stated in Cubic Meters. The volume shall be rounded to the nearest Cubic Meter;

                   D       is the density of the LNG, stated in
                           kilograms per Cubic Meter at
                           temperature TL.  The density shall be
                           rounded to the nearest tenth (0.1) of a
                           kg/m3;

                   TL      is the temperature of the LNG in the
                           tanks of the LNG Tanker after loading,
                           stated in degrees Centigrade to the
                           nearest tenth (0.1) degree C; and

                   P       is the Gross Heating Value of the LNG,
                           stated in BTU's per kilogram.  The
                           Gross Heating Value shall be rounded to
                           the nearest BTU/kg.

        VI.4.3   Determination of LNG Density -

                 The density of the LNG is calculated by use of the formula:

                                 E(Xi x Mi)
                      D =   ___________________
                            E(Xi x Vi) - Xm x C

                   where:

                   D       is the density of the LNG, stated in
                           kilograms per Cubic Meter at
                           temperature TL.  The density shall be
                           rounded to the nearest tenth (0.1) of a
                           kg/m3;


                   TL      is the temperature of the LNG in the
                           tanks of the LNG Tanker after loading,
                           stated in degrees Centigrade to the
                           nearest tenth (0.1) degree C;

                   Xi      is the mol fraction, to the nearest
                           fourth (4th) decimal place, of
                           component (i) from the composition
                           obtained in accordance with Section V
                           hereof.  The mol fraction of methane
                           shall be adjusted so as to make the
                           total mol fraction equal to 1.0000;

                   Mi      is the molecular weight of component
                           (i) as set forth in Table 1 attached
                           hereto;

                      E (Xi x Mi):

                           The  result  of   the  calculation  of
                           "Xi x Mi" of component (i) shall be
                           rounded to the nearest third (3rd)
                           decimal place, and then, "E(Xi x Mi)"
                           shall be calculated to the nearest
                           third (3rd) decimal place;

                      Vi   is the molar volume, to the nearest
                           sixth (6th) decimal place, of component
                           (i), stated in Cubic Meters per
                           kilogram-mol at temperature TL, and
                           shall be obtained by linear
                           interpolation of the data set forth in
                           Table 2 attached hereto;

                      E (Xi x Vi):

                           The   result  of  the  calculation  of
                           "Xi x Vi" of component (i) shall be
                           rounded to the nearest sixth (6th)
                           decimal place, and then "E(Xi x Vi)"
                           shall be calculated to the nearest
                           sixth (6th) decimal place;

                      Xm   is the mol fraction, to the nearest
                           fourth (4th) decimal place, of methane
                           from the composition obtained in
                           accordance with Section V hereof;

                      C    is the volume correction, to the
                           nearest sixth (6th) decimal place,
                           stated in Cubic Meters per kilogram-mol
                           at temperature TL, and shall be
                           obtained by linear interpolation of the
                           data set forth in Table 3 attached
                           hereto;

                      Xm x C:

                           "Xm x C" shall be calculated to the
                           nearest sixth (6th) decimal place; and

                      E(Xi x Vi) - Xm x C:

                           "E(Xi x Vi) - Xm x C" shall be
                           calculated to the nearest sixth (6th)
                           decimal place.

        VI.4.4     Determination of Gross Heating Value

                   VI.4.4.1   The Gross Heating Value (mass
                              basis) of the LNG is calculated by
                              use of the formula:

                                                 Xi x Mi
                                 P = E   Hi  x ___________
                                               E(Xi x Mi)

                             where:

                               P    is the Gross Heating Value of
                                    the LNG, stated in BTU's per
                                    kilogram.  Each term of the
                                    above equation shall first be
                                    calculated and rounded to the
                                    nearest BTU/kg, and then all
                                    terms shall be summed to obtain
                                    the Gross Heating Value "P";

                               Hi   is the Gross Heating Value of
                                    component (i), stated in BTU's
                                    per kilogram, as set forth in
                                    Table 1 attached hereto;

                               Xi   is the mol fraction, to the
                                    nearest fourth (4th) decimal
                                    place, of component (i) from
                                    the composition obtained in
                                    accordance with Section V
                                    hereof;

                               Mi   is the molecular weight of
                                    component (i) as set forth in
                                    Table 1 attached hereto;

                               Xi x Mi:

                                    "Xi x Mi" of component (i)
                                    shall be calculated to the
                                    nearest third (3rd) decimal
                                    place;

                               E(Xi x Mi):

                                    "E(Xi x Mi)" shall be
                                    calculated to the nearest third
                                    (3rd) decimal place by summing
                                    all "Xi x Mi" obtained as
                                    above;

                                   Xi x Mi
                                 __________ :
                                 E(Xi x Mi)

                                         Xi x Mi
                                    "  __________ "   shall be
                                       E(Xi x Mi)
                                    calculated for component (i) to
                                    the nearest fifth (5th) decimal
                                     place  by  dividing " Xi x Mi"
                                    by " E(Xi x Mi)";

                                       Xi x Mi
                               Hi x  __________  :
                                     E(Xi x Mi)

                                             Xi x Mi
                                    "Hi x ___________ "  shall
                                          E (Xi x Mi)
                                    be calculated for component (i)
                                    to the nearest whole number by
                                    multiplying "Hi" by

                                         Xi x Mi
                                    " ___________ " ; and
                                      E (Xi x Mi)


                                         Xi x Mi
                               E   Hi x __________   :
                                        E(Xi x Mi)


                                              Xi  x  Mi

                                          " E   Hi x "
                                              E(Xi x Mi)

                                    shall be calculated to the
                                    nearest whole number by summing
                                    all

                                    "         Xi x Mi  "
                                      Hi x  __________
                                             E(Xi x Mi)

                                    obtained as above.


                   VI.4.4.2    The  Gross  Heating  Value (volume
                               basis) of the LNG shall be
                               calculated by use of the formula:

                               Hv =  E(Xi x Hvi)

                             where:


                               Hv   is the Gross Heating Value of
                                    LNG, stated in BTU's per
                                    Standard Cubic Foot.  Each term
                                    of the above equation shall
                                    first be calculated and rounded
                                    to the nearest tenth (0.1) of a
                                    BTU/scf, and then all terms
                                    shall be summed and rounded to
                                    the nearest BTU/scf to obtain
                                    the Gross Heating Value "Hv";

                               Xi   is the mol fraction, to the
                                    nearest fourth (4th) decimal
                                    place, of component (i) from
                                    the composition obtained
                                    pursuant to Section V hereof;
                                    and

                               Hvi  is the Gross Heating Value of
                                    component (i), stated in BTU's
                                    per Standard Cubic Foot, as set
                                    forth in Table 1 attached
                                    hereto.

                                  TABLE 1

                                  PHYSICAL CONSTANTS

                                       Gross Heating   Gross Heating
                           Molecular   Value (BTU/kg)  Value (BTU/scf)
                             Weight       at 60oF,        at 60oF
 Component                     Mi            Hi             Hvi



 Methane (CH )               16.043        52671           1010.0
            4

 Ethane (C H )               30.070        49236           1769.6
          2 6

 Propane (C H )              44.097        47737           2516.1
           3 8

 Iso-butane (i-C H  )        58.123        46809           3251.9
                4 10

 Normal Butane (n-C H  )     58.123        46959           3262.3
                   4 10

 Iso-pentane (i-C H  )       72.150        46392           4000.9
                 5 12

 Normal Pentane (n-C H  )    72.150        46485           4008.9
                    5 12

 Normal Hexane (n-C H  )     86.177        46172           4755.9
                   6 14

 Nitrogen (N )               28.013            0              0
            2

 Oxygen (O )                 31.999            0              0
          2

 Carbon Dioxide (CO )        44.010            0              0
                   2



The above table of Physical Constants, developed from GPA Publication 2145-88, shall be used
for all density and heating value calculations associated with this Contract.  This table of
Physical Constants shall be revised to conform to any subsequent officially published revision of GPA Publication 2145.  The values for the Gross Heating Value in BTU/kg as shown
above have been obtained by multiplying the GPA 2145 values for "BTU/lbm fuel as ideal gas"
from GPA 2145 by 2.20462.

                                   TABLE 2
                                 MOLAR VOLUMES OF INDIVIDUAL COMPONENTS

            Molar Volumes (m3/kg-mol) at Various Temperatures x 103
            _______________________________________________________
              -162oC          -160oC        -158oC      -156oC
             _______         ______         ______      _____


 CH           37.95          38.21       38.48       38.76
   4

 C H          47.84          48.00       48.16       48.33
  2 6

 C H          62.34          62.52       62.70       62.89
  3 8

 i-C H        76.90          77.11       77.33       77.54
    4 10

 n-C H        76.63          76.82       77.01       77.20
    4 10

 i-C H        90.92          91.13       91.35       91.56
    5 12

 n-C H        90.26          90.47       90.67       90.88
    5 12

 n-C H       104.67         104.89      105.11      105.34
    6 14

 N            45.64          46.83       48.11       49.47
  2

 O            31.14          31.51       31.90       32.30
  2

 CO           29.73          29.83       29.93       30.03
   2





 Reference :                Density calculations and method from Proceedings of the First
International
                             Conference of LNG, April 1968, Paper No. 22, Densities of
Liquefied Natural Gas
                             and of Low Molecular Weight Hydrocarbons, J. Klosek and C.
McKinley.

  Note:      Molar volumes for CO2 were developed by mutual agreement between Buyer and
              Seller.
  /TABLE

                                     TABLE 3
                               CORRECTION C FOR VOLUME REDUCTION OF MIXTURE

     Molecular
        Weight       C (m /kg-mol) at Various Temperatures x 103
     of Mixture      ___________________________________________
                            o            o           o           o
 E(Xi x Mi)          -162 C       -160 C      -158 C      -156 C

     17.00            0.240        0.240       0.250       0.260
     17.50            0.360        0.370       0.380       0.390
     18.00            0.470        0.490       0.500       0.520
     18.50            0.580        0.600       0.620       0.640
     19.00            0.690        0.710       0.730       0.750
     19.50            0.790        0.810       0.840       0.860
     20.00            0.890        0.910       0.940       0.970



 Reference :         Density calculations and method from Proceedings of the First
International
                      Conference of LNG, April 1968, Paper No. 22, Densities of Liquefied
Natural Gas
                      and of Low Molecular Weight Hydrocarbons, J. Klosek and C. McKinley.
  /TABLE

                                           TABLE 4
                                 EXAMPLE OF LNG DENSITY CALCULATION

                                            Molar Volume
            Mol       Molecular             Vi x 103
          Fraction     Weight               (m3/kg-mol)
                                            at TL-158.9oC

            Xi         Mi         Xi x Mi      Vi            (Xi x Vi)x103

 CH        0.9128     16.043    14.644       38.359         35.014
   4

 C H       0.0539     30.070     1.621       48.088          2.592
  2 6

 C H       0.0241     44.097     1.063       62.619          1.509
  3 8

 i-C H     0.0043     58.123     0.250       77.231          0.332
    4 10

 n-C H     0.0044     58.123     0.256       76.925          0.338
    4 10

 i-C H     0.0001     72.150     0.007       91.251          0.009
    5 12

 N2        0.0004     28.013     0.011        47.534          0.019



 Total     1.0000               17.852                      39.813






             Average Molecular Weight = 17.852

             Average Molar Volume = 39.813


                            -3
              C = 0.460 x 10

                                  17.852
              D = ______________________________________
                              -3                      -3
                   39.813 x 10   - 0.9128 x 0.460 x 10


                              17.852
                =  _______________________________
                              -3             -3
                   39.813 x 10   - 0.420 x 10


                                3
                =  0.453177 x 10


                             3
              D =  453.2 kg/m
  /TABLE

                                               TABLE 5

                       EXAMPLE OF GROSS HEATING VALUE (MASS BASIS)
CALCULATION



                                                                         Gross
            Mol      Heating Value    Molecular                      Heating Value
           Fraction  (BTU/kg)        Weight
                                                                      Hi x Xi x Mi   *

             Xi        Hi             Mi        (Xi x Mi)                E(Xi x Mi)
         _______     ________     ________    ___________                __________

 CH       0.9128      52671         16.043       14.644                  43206
   4

 C H      0.0539      49236         30.070        1.621                   4471
  2 6

 C H      0.0241      47737         44.097        1.063                   2843
  3 8

 i-C H    0.0043      46809         58.123        0.250                    655
    4 10

 n-C H    0.0044      46959         58.123        0.256                    673
    4 10

 i-C H    0.0001      46392         72.150        0.007                     18
    5 12

 N2       0.0004           0                    28.013      0.011


 Total    1.0000                                 17.852                  51866


           * Rounded to the fifth (5th) decimal place

           P = 51866 BTU/kg

  /TABLE

                                           TABLE 6


                      EXAMPLE OF GROSS HEATING VALUE (VOLUME BASIS)
CALCULATION



 Component         Mol Fraction       Gross Heating
                                           Value, Hvi
                                        (BTU/scf)
                         Xi                    Hvi            (Xi x Hvi)
 _____________     _____________    ________________  ________________

 CH                   0.9128          1010.0            921.9
   4

 C H                  0.0539          1769.6             95.4
  2 6

 C H                                  0.0241            2516.1        60.6
  3 8

 i-C H                0.0043          3251.9             14.0
    4 10

 n-C H                0.0044          3262.3             14.4
    4 10

 i-C H                0.0001          4000.9              0.4
    5 12

 N                    0.0004             0                0
  2


 Total                1.0000                           1106.7



    Hv = 1107 BTU/scf
